UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
Corcept Therapeutics Incorporated
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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PRELIMINARY COPY DATED APRIL 4, 2023 – SUBJECT TO COMPLETION
Corcept Therapeutics Incorporated
149 Commonwealth Drive
Menlo Park, California 94025
Notice of Annual Meeting of Stockholders
To Be Held on May 19, 2023
Dear Stockholder:
The Annual Meeting of Stockholders of Corcept Therapeutics Incorporated, or the Company, will be held on Friday, May 19, 2023 at 7:30 a.m. local time at the Company’s headquarters located at 149 Commonwealth Drive, Menlo Park, CA 94025 for the following purposes, as more fully described in the accompanying proxy statement:
1.To elect nine directors to hold office until the 2024 Annual Meeting of Stockholders and until their successors are duly elected and qualified.
2.To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.
3.To approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.
4.To conduct a non-binding advisory vote on the frequency of future advisory votes by the stockholders to approve the compensation of our named executive officers.
5.To approve an amendment and restatement of the Company’s Amended and Restated Certificate of Incorporation to reflect Delaware law provisions allowing officer exculpation.
6.To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
Only stockholders of record at the close of business on April 6, 2023 will be entitled to notice of, and to vote at, such meeting or any adjournments or postponements thereof. This proxy statement and accompanying proxy card are being first mailed to stockholders on or about April 17, 2023 (the “Mailing Date”).

By Order of the Board of Directors,

/s/ Charles Robb
Charles Robb
Chief Business Officer and Secretary
Menlo Park, California
April 4, 2023
Important Notice Regarding the Availability of Proxy Materials for the
Stockholder Meeting to be Held on May 19, 2023
Our 2023 Proxy Materials are available at www.proxyvote.com
YOUR VOTE IS IMPORTANT!
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE YOUR SHARES BY INTERNET, BY TELEPHONE OR BY COMPLETING, SIGNING, DATING AND MAILING PROMPTLY THE ACCOMPANYING PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE

HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

Corcept Therapeutics Incorporated
149 Commonwealth Drive
Menlo Park, California 94025
650-327-3270

PROXY STATEMENT
2023 ANNUAL MEETING OF STOCKHOLDERS
General
We are furnishing this proxy statement and the enclosed proxy in connection with the solicitation of proxies by our Board of Directors (the “Board”) for use at the Annual Meeting of Stockholders of Corcept Therapeutics Incorporated (the “Company” or “Corcept”) to be held on Friday, May 19, 2023 at 7:30 a.m. local time, at 149 Commonwealth Drive, Menlo Park, California 94025 and at any adjournments thereof (the “2023 Annual Meeting”). This proxy statement and accompanying proxy card are being first mailed to stockholders on or about April 17, 2023.
Who Can Vote
Only holders of our common stock at the close of business on April 6, 2023 (the “Record Date”) are entitled to vote at the 2023 Annual Meeting. If a bank, broker or other intermediary is the record holder of your stock on the Record Date, that is, your shares are held in “street name,” you must obtain and submit a legal proxy from your broker or other intermediary as the record holder, if you wish to attend the meeting in-person and vote your shares at that time.
Shares Outstanding and Quorum
As of the Record Date, there were shares of our common stock outstanding. A majority of the outstanding shares of our common stock entitled to vote at the 2023 Annual Meeting must be present in person or by proxy, in order for there to be a quorum at the meeting. If a quorum is not present at the meeting, the chairman of the meeting may adjourn the meeting to another place, date or time. Shares are considered “present” if voted by the holder of those shares or by proxy during the 2023 Annual Meeting. Stockholders of record who are present at the meeting in person or by proxy, and who withhold votes or abstain from voting and broker non-votes will be included in the number of shares present at the meeting for purposes of determining whether a quorum is present.
Voting Rights
Each stockholder of record is entitled to one vote at the 2023 Annual Meeting for each share of common stock held by such stockholder on the Record Date. Stockholders may vote their shares by following the instructions listed in the proxy card or other materials received on how to vote. All proxies we receive which are properly voted, whether by signed proxy card or by telephonic or Internet voting, and that have not been revoked will be voted in accordance with the instructions contained in the proxy. If a proxy is received which does not specify a vote, the shares represented by that proxy will be voted (a) for each of the nominees to the Board listed on the proxy card and in this proxy statement, (b) for the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023, (c) for the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement, (d) for, on an advisory basis, three years as the frequency of future advisory votes by the stockholders to approve the compensation of our named executive officers and (e) for the approval of the Corcept Therapeutics Incorporated Amended and Restated Certificate of Incorporation. We are not aware, as of the date hereof, of any matters to be voted upon at the 2023 Annual Meeting other than those stated in this proxy statement and the accompanying Notice of Annual Meeting of Stockholders. If any other matters are properly brought before the 2023 Annual Meeting, the persons acting as proxies will have authority to vote on those matters in their discretion.
Votes Required to Approve Each Proposal
If a quorum exists at the 2023 Annual Meeting, the stockholders will be entitled to vote on the following proposals:
•election of directors (Proposal No. 1);
•ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023 (Proposal No. 2);
•the advisory vote to approve the compensation of our named executive officers (Proposal No. 3);

•the option, on an advisory basis, of one year, two years or three years that receives a majority of the votes cast by stockholders will be the frequency of future advisory votes by the stockholders to approve the compensation of our named executive officers (Proposal No. 4); and
•approval of the amendment and restatement of the Company’s Amended and Restated Certificate of Incorporation to reflect Delaware law provisions allowing officer exculpation (Proposal No. 5).
For the election of directors (Proposal No. 1), directors will be elected by a plurality of the votes cast, which means that the nine director nominees who receive the highest number of votes “FOR” their election will be elected. As a result, only “FOR” votes will affect the outcome, and any shares abstained from voting “FOR” a particular nominee (whether as a result of stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.
For the proposal to amend the Company’s Amended and Restated Certificate of Incorporation (Proposal No. 5), the affirmative vote of the holders of a majority of outstanding shares of our common stock entitled to vote at the meeting will be required for approval. Abstentions and broker non-votes will have the effect of a vote against this proposal.
Adoption of each of the other proposals (Proposal No. 2, Proposal No. 3 and Proposal No. 4), requires the affirmative vote of a majority of the votes cast affirmatively or negatively, meaning that the number of shares voted “FOR” a proposal must exceed the number of shares voted “against” such proposal. Abstentions and broker non-votes will have no impact on the outcome of Proposal No. 2, Proposal No. 3 or Proposal No. 4.
Revocability of Proxies
A stockholder of record may revoke a proxy at any time before it is voted at the 2023 Annual Meeting by (a) delivering a proxy revocation or another duly executed proxy bearing a later date to the Secretary of our company at 149 Commonwealth Drive, Menlo Park, California 94025 or (b) attending the 2023 Annual Meeting and voting at the meeting by following the instructions above. Attendance at the 2023 Annual Meeting will not revoke a proxy unless the stockholder votes in-person at the meeting.
Solicitation of Proxies
The proxy card accompanying this proxy statement is solicited by our Board. In addition to solicitation by mail, our officers, directors and employees may solicit proxies personally or by telephone without receiving additional compensation. If requested, we will pay brokers, banks and other fiduciaries that hold shares of common stock for beneficial owners the reasonable out-of-pocket cost of forwarding the proxy statement and proxy card to stockholders.
Interests of Our Directors and Officers in the Proposals
Each member of our Board has an interest in Proposal No. 1 (Election of Directors), as each nominee is currently a member of our Board. Members of our Board and our executive officers do not have any interest in Proposal No. 2 (Ratification of Appointment of Independent Registered Public Accounting Firm). Our executive officers who constitute our named executed officers each have an interest in Proposal No. 3 (Advisory Vote to approve the Compensation of the Named Executive Officers) and Proposal No. 4 (Advisory Vote on the Frequency of the Vote on Compensation of Named Executive Officers), as their compensation is subject to the advisory vote on named executive officer compensation. Our executive officers have an interest in Proposal No. 5 (Approval of the Amendment and Restatement of the Company’s Amended and Restated Certificate of Incorporation to Reflect Delaware Law Provisions Allowing Officer Exculpation), as the proposed changes to the Company’s Amended and Restated Certificate of Incorporation would exculpate our executive officers from liability in specific circumstances.
Householding of Proxy Materials
“Householding” is a procedure approved by the Securities and Exchange Commission (the “SEC”) under which stockholders who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our proxy statement from us or a bank, broker or other intermediary, unless one or more of these stockholders notifies us, the bank, broker or other intermediary that they wish to continue to receive individual copies. We do not “household” for any of our stockholders of record. However, as explained below, your bank, broker or other intermediary may be householding your account if you hold your shares in street name.
If you hold shares in street name, your bank, broker or other intermediary may deliver only one copy of our proxy statement to multiple stockholders of the same household who share the same address, and may continue to do so, unless your bank, broker or other intermediary has received contrary instructions from one or more of the affected stockholders in the household. If you are such a beneficial holder, contact your bank, broker or other intermediary to receive a separate set of our proxy materials.

NOMINEES TO BOARD OF DIRECTORS
At the 2023 Annual Meeting, the stockholders will vote on the election of nine directors, each to serve until the annual meeting of stockholders in 2024 and until their successors are duly elected and qualified. There are no family relationships among any of our directors or named executive officers.
The name, age at March 31, 2023 and principal occupation of each person nominated for election to the Board, all of whom currently serve as our directors, are set forth below:

Name	Age	Occupation
Joseph K. Belanoff, M.D.	65	Chief Executive Officer and President
James N. Wilson (1)	79	Chairman of the Board
Gregg Alton (2) (3)	57	Former Chief Patient Officer of Gilead Sciences, Inc.
G. Leonard Baker, Jr. (1) (2)	80	Venture Capitalist
Gillian M. Cannon, Ph.D. (1) (3)	59	Head of Commercial Innovation at Roivant Sciences
David L. Mahoney (2) (3)	68	Private Investor
Joshua M. Murray (3)	39	Chief Financial Officer and Head of Strategy of Orca Bio
Kimberly Park (1)	59	Former Global Vice President of Merck & Co.
Daniel N. Swisher, Jr. (2)	60	President and Chief Operating Officer of Jazz Pharmaceuticals plc

(1)	Member of Corporate Governance and Nominating Committee
(2)	Member of Compensation Committee
(3)	Member of Audit Committee
Our director nominees have acted throughout their careers with integrity, honesty and adherence to high ethical standards and have demonstrated business acumen and sound judgment we believe will benefit Corcept.
Joseph K. Belanoff, M.D. is a co-founder of our company and has served as a member of our Board and our Chief Executive Officer since Corcept’s inception in 1999, and as our President since 2014. Dr. Belanoff is an Adjunct Professor of Psychiatry at Stanford University (School of Medicine), where he has held positions in the Department of Psychiatry and Behavioral Sciences since 1992. Dr. Belanoff received his B.A. from Amherst College and his M.D. from Columbia University’s College of Physicians & Surgeons. Dr. Belanoff brings to our Board a deep knowledge of our research and development programs and commercial operations. He also has expertise in drug discovery and development and clinical medicine.
James N. Wilson has served as a director and as Chairman of our Board since 1999. From 2005 to 2018, he was also a member of the board of directors of NuGEN Technologies, Inc., a provider of systems for genomic analysis. From 2002 to 2009, Mr. Wilson served as the lead independent director of Amylin Pharmaceuticals, Inc., a publicly-traded biopharmaceutical company, and from 1996 to 2001, he was Chairman of the board of directors of Amira Medical, Inc., which was acquired by Hoffmann-La Roche A.G. From 1991 to 1994, Mr. Wilson was Chief Operating Officer of Syntex Corporation, which was acquired by Roche Holding, Ltd. From 1989 to 1990, Mr. Wilson was Chairman and Chief Executive Officer of Neurex Corporation, which was acquired by Elan Corporation plc. From 1982 to 1988, he was Chief Executive Officer of LifeScan, Inc., which was acquired by Johnson & Johnson Company. Mr. Wilson received his B.A. and M.B.A. from the University of Arizona. Mr. Wilson brings to our Board experience in the biotechnology industry, as both a senior executive and director.
Gregg Alton became a member of our Board in March 2020. Mr. Alton served as Chief Patient Officer of Gilead Sciences, Inc. (“Gilead”) until January 2020. After joining Gilead in 1999, Mr. Alton held a number of positions at the company in which he gained experience in legal, medical affairs, policy and commercial matters, including Interim Chief Executive Officer and General Counsel. Prior to joining Gilead, he was an attorney at the law firm of Cooley Godward, LLP, where he specialized in mergers and acquisitions, corporate partnerships and corporate finance transactions for healthcare and information technology companies. Mr. Alton has been a member of the board of directors of Enochian Biosciences Inc., a public biotechnology company, since January 2020 and Novavax, Inc., a public biotechnology company, since November 2020. In 2021, Mr. Alton joined the boards of Brii Biosciences and ETR (a non-profit). He also serves as a member of the board of directors of several private companies, the Hepatitis Fund and the Boys and Girls Clubs of Oakland and on the U.S. government’s Presidents Advisory Council on HIV and AIDS. Mr. Alton received a B.A. in legal studies from the University of California at Berkeley and a J.D. from Stanford University. Mr. Alton brings to our Board extensive experience in the pharmaceutical industry as a senior executive with responsibilities for legal, regulatory and medical affairs, strategy, operations and patient relations.

G. Leonard Baker, Jr. has served as a member of our Board since 1999. Mr. Baker was a Managing Director of the General Partner of Sutter Hill Ventures, a venture capital firm in Palo Alto, California from 1973 through 2020. Mr. Baker currently serves on the boards of directors of private companies and non-profits. He received his B.A. from Yale University and his M.B.A. from Stanford University. Mr. Baker brings to our Board expertise in finance, strategic transactions and business operations.
Gillian M. Cannon, Ph.D. became a member of our Board in November 2020. Dr. Cannon brings to Corcept more than 30 years of experience in the pharmaceutical industry, where she has served in leadership roles at Merck and Co. Inc., UCB Inc. and Otsuka Pharmaceuticals. In her 27-year career at Merck, Dr. Cannon held a variety of senior positions, including Global Vice President for Commercial Operations at Merck’s start-up biosimilar business, Merck BioVentures; Business Unit Head for Merck’s specialty products franchise, and Global Commercial Head of Merck’s neuroscience franchise. Most recently, Dr. Cannon was the President of U.S. Operations for UCB Inc. and is currently Head of Commercial Innovation at Roivant Sciences, a healthcare company. Dr. Cannon received her B.S. in Biochemistry from the University of Edinburgh, a MBA from St Joseph’s University and a Ph.D. in Health Administration from Temple University. She currently serves on the Board of Affibody AB, a Swedish biotechnology company, the Board of Edinburgh Innovations, the commercial arm of Edinburgh University and the Board of Our Future Health, a UK charity leading a large health research program. Dr. Cannon also serves on the Strategic Advisory Board for Lumanity, a health consulting company. Dr. Cannon brings to our Board extensive experience in pharmaceutical company operations as well as market access expertise and a focus on data driven innovation.
David L. Mahoney is a private investor who has served as a member of our Board since July 2004. From 1999 to 2001, Mr. Mahoney served as co-Chief Executive Officer of McKesson HBOC, Inc., a healthcare supply management and information technology company, and as Chief Executive Officer of iMcKesson LLC, a healthcare management and connectivity company. He joined McKesson Corporation in 1990 as Vice President for Strategic Planning. Prior to joining McKesson, Mr. Mahoney was a principal with McKinsey & Company, a management consulting firm, where he worked from 1981 to 1990. Mr. Mahoney has served on the board of directors of Adamas Pharmaceuticals, a publicly traded pharmaceutical company, from 2011 to 2021, including as Chairman, and chair of the Compensation Committee and a member of the Nominating and Governance Committee. Mr. Mahoney also served as a member of the Audit Committee of Symantec from 2003 to 2011 and as a member of the board of directors from 2003 to 2019. He also is a Trustee of the San Francisco Museum of Modern Art and of the Schwab/Laudus Family of Funds. Mr. Mahoney received his B.A. from Princeton University and his M.B.A. from Harvard University. Mr. Mahoney brings to our Board experience in pharmaceutical distribution, fiscal management and in healthcare and technology company operations.
Joshua Murray became a member of our Board in June 2021. Mr. Murray currently serves as the Chief Financial Officer and Head of Strategy at Orca Bio, a privately held biotechnology company developing allogeneic cell therapies in blood, immune, and genetic diseases. Prior to joining Orca, until April 2021, Mr. Murray spent 15 years at Goldman Sachs, most recently as a Managing Director in the Investment Banking Division, where he advised a wide array of biotechnology and life sciences companies. He received an AB in History and Economics from Harvard College. Mr. Murray brings to our Board experience in finance, operations and biotechnology company operations.
Kimberly Park has served as a member of our Board since September 2019. She was Global Vice President of Customer Strategy and Innovation at Merck & Co. from 2014 to 2018 and also held global and U.S. leadership roles at Merck from 1997 to 2005, including U.S. Vice President of Managed Care Marketing. From 2005 to 2014, Ms. Park served in senior leadership roles at Johnson and Johnson, including Founding Partner and Global Vice President of Janssen Healthcare Innovation from 2010 to 2014 and U.S. Vice President of Primary Care Sales and Marketing of Janssen Pharmaceuticals from 2005 to 2010. Prior to joining Merck, Ms. Park held U.S. and global commercial leadership positions at GlaxoSmithKline plc. Ms. Park has served on the board of directors of Besser Company, a manufacturer of equipment for the building materials industry, since 2018, and TechEtch, a precision manufacturing company that supplies medical device and aerospace industries, since January 2021. She also serves as a trustee for two private foundations and is a mentor for Philadelphia Alliance of Capital and Technology. Ms. Park received her B.A. in International Business from the University of Michigan. She brings to our Board experience in pharmaceutical marketing, sales, and healthcare innovation.
Daniel N. Swisher, Jr. has served as a member of our Board since June 2015. He has been the President of Jazz Pharmaceuticals since January 2018. From 2003 to December 2017, he was Chief Executive Officer and a member of the board of directors of Sunesis Pharmaceuticals, a clinical-stage biopharmaceutical company. From 2005 to 2017, he was also its President. He joined Sunesis in 2001 and had previously served as the company’s chief business officer and chief financial officer. Prior to that, Mr. Swisher held a range of senior management roles, including Senior Vice president of Sales and Marketing at ALZA Corporation, a pharmaceutical and medical systems company, from 1992 to 2001. Mr. Swisher has served as Chairman of the board of directors of Cerus Corporation, a publicly traded biopharmaceutical company, since 2013. Mr. Swisher received his B.A. from Yale University and an M.B.A. from the Stanford Graduate School of Business. Mr. Swisher brings to our Board experience in pharmaceutical industry development, sales, marketing, operations and finance.

DIRECTOR NOMINATION
Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee is responsible for, among other things, identifying individuals qualified to serve as members of the Board, recommending to the Board nominees for election as directors and providing oversight with respect to corporate governance and ethical conduct by Corcept’s directors, officers and employees. The Corporate Governance and Nominating Committee currently consists of Kimberly Park (Chairman), G. Leonard Baker, Jr., Gillian M. Cannon, Ph.D. and James N. Wilson. Following the 2023 Annual Meeting of Stockholders, assuming the election of each director nominee, membership of the Corporate Governance and Nominating Committee will not change. The Board has determined that all members of the Corporate Governance and Nominating Committee are independent under the rules of the Nasdaq Stock Market. The Corporate Governance and Nominating Committee met five times during 2022. The Corporate Governance and Nominating Committee recommends director candidates to the Board for review and approval, and its charter is available at www.corcept.com.
The information below describes the criteria the Corporate Governance and Nominating Committee applies and the process it uses to evaluate candidates for director.
Board Membership Criteria. The Corporate Governance and Nominating Committee’s goal is to identify director candidates with a broad diversity of background and experience and the skills and judgment to serve successfully on our Board. Although Corcept has not adopted a formal diversity policy with respect to Board composition, the Committee actively seeks highly-qualified women and individuals from underrepresented communities for consideration as Board nominees.
With respect to the aspects of diversity identified by the rules of the Nasdaq Stock Market, our Board consists of persons with the following applicable qualities:

Board Diversity Matrix (as of March 31, 2023 and 2022)
	Female	Male
Total Number of Directors	9
Part I: Gender Identity
Directors	2	7
Part II: Demographic Background
White	2	6
Native American	—	1
LGBTQ+	2
The Corporate Governance and Nominating Committee also seeks to ensure that a majority of the directors are independent under the rules of the Nasdaq Stock Market, that the Audit Committee and Compensation Committee are composed of independent directors, and that members of the Audit Committee possess the accounting and financial expertise the Nasdaq Stock Market and SEC rules require.
Process for Identifying and Evaluating Nominees. With the assistance as it deems appropriate of other members of the Board, Corcept’s management and in some cases a third-party search firm, the Corporate Governance and Nominating Committee identifies candidates who have the qualities and skills being sought. The Corporate Governance and Nominating Committee will also consider recommendations for nominees by stockholders.
With respect to candidates for initial election to the Board, the Corporate Governance and Nominating Committee reviews biographical information and qualifications and checks the candidate’s references. Qualified candidates are interviewed by at least one member of the Corporate Governance and Nominating Committee. Advancing candidates meet, either in person or by telephone, with all members of the Corporate Governance and Nominating Committee and as many other members of the Board as practicable.
Candidates recommended by the Corporate Governance and Nominating Committee are presented to the Board for selection as nominees to be presented for the approval of the stockholders or for election to fill a vacancy. A similar process would be used to evaluate nominees recommended by stockholders.
Stockholder Proposals for Nominees. The Corporate Governance and Nominating Committee will consider written proposals from stockholders for nominees for director. Such nominations should be submitted to the Secretary of our Company and should include the following information: (a) all information required by Regulation 14A of the Securities Exchange Act of 1934, as amended (“Exchange Act”), including such person’s written consent to being named in the proxy statement as a nominee and willingness to serve as a director; (b) the name(s) and address(es) of the stockholder(s) making the nomination and the number of shares of our common stock which are owned beneficially and of record by such stockholder(s); and (c) biographical information and a statement as to the qualifications of the nominee. Our Amended and Restated Bylaws provide that advance notice of a stockholder’s proposal to be brought before the 2024 Annual Meeting of Stockholders, including director nominations, must be delivered to the Secretary of our company at our principal executive offices not earlier than 120 days (December 19, 2023) and not later than 90 days (January 18, 2024) prior to the anniversary of the mailing date of the proxy materials for the previous year’s annual meeting. Our Amended and Restated Bylaws also provide that in the event that the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the anniversary date of the preceding year’s annual meeting, this advance notice must be received not later than the close of business on the later of (i) the 120th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made.
In addition, pursuant to Rule 14a-19 (“Rule 14a-19”), notices of a solicitation of proxies in support of director nominees other than our own nominees must be postmarked or electronically submitted no later than March 20, 2024, and each nomination must comply with the SEC regulations under Rule 14a-19, which requires, among other things, that such notice include a statement that such person intends to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors. If, however, the date of the 2024 Annual Meeting of Stockholders is more than 30 days before or after May 19, 2024, then the Rule 14a-19 deadline shall be the later of 60 calendar days prior to the date of the 2024 Annual Meeting of Stockholders or the 10th calendar day following the day on which we first make a public announcement of the date of our 2024 Annual Meeting of Stockholders. A nomination that does not comply with the requirements set forth in the Certificate of Incorporation and the Bylaws will not be considered for presentation at the Annual Meeting. We intend to file a proxy statement and white proxy card with the SEC in connection with our solicitation of proxies for our 2024 Annual Meeting of Stockholders.
Nominees to the Board of Directors for the 2023 Annual Meeting. The nominees for election at this 2023 Annual Meeting were recommended for selection by the Corporate Governance and Nominating Committee and were selected by the Board.

BOARD MEETINGS AND COMMITTEES
In addition to the Corporate Governance and Nominating Committee, the Board has Audit and Compensation Committees. The Audit Committee met four times and the Compensation Committee met two times in 2022. The Board met four times in 2022. The independent directors of the Board met in executive sessions four times in 2022. Each member of the Board attended 75 percent or more of the total number of Board and Board committee meetings on which such Board member served that were held during the period in which he or she was a Board or Board committee member.
We encourage our directors to attend our annual stockholder meeting. Seven of our directors attended the 2022 annual stockholder meeting.
Audit Committee. The purpose of the Audit Committee is to oversee our accounting and financial reporting processes and financial statement audits. Its responsibilities include appointing and compensating the independent registered public accounting firm for its audit of our accounts, reviewing the scope and results of these independent audits, reviewing and evaluating our accounting policies, and approving the professional services our independent registered public accounting firm provides to us. The Audit Committee consists of Gregg Alton (Chairman), Gillian M. Cannon, Ph.D., David L. Mahoney and Joshua M. Murray. Following the 2023 Annual Meeting of Stockholders, assuming the election of each director nominee, Audit Committee membership will not change. The Board has determined that all members of the Audit Committee are independent under the rules of the Nasdaq Stock Market and that each of them can read and understand financial statements. The Board has also determined that each member of the Audit Committee satisfies the independence requirements of Rule 10A-3(b)(1) of the Exchange Act and that each of Dr. Cannon and Messrs. Alton, Murray and Mahoney qualifies as an “audit committee financial expert” as defined by Item 407(d)(5) of Regulation S-K of the Securities Act and the Exchange Act. The Audit Committee charter is available at www.corcept.com.
Compensation Committee. The Compensation Committee consists of David L. Mahoney (Chairman), Gregg Alton, G. Leonard Baker, Jr. and Daniel N. Swisher, Jr. Following the 2023 Annual Meeting of Stockholders, assuming the election of each director nominee, the Compensation Committee membership will not change. The Board has determined that all members of the Compensation Committee are independent under the rules of the Nasdaq Stock Market. The Compensation Committee reviews and approves, subject to stockholder or Board approval as required, (i) our incentive, equity-based and other compensatory plans and (ii) any benefit, compensation or severance arrangements applicable to our named executive officers. In addition, the Committee reviews and approves corporate goals relevant to our chief executive officer’s compensation and recommends the structure and amount of such compensation to the Board for its review and approval. The Committee also reviews the compensation and benefits offered to nonemployee directors and recommends changes to the Board, as appropriate. The Committee’s charter permits it to delegate its authority and responsibilities to individual members of the Committee or to a subcommittee of Committee members. The Compensation Committee charter is available at www.corcept.com.

BOARD LEADERSHIP AND ROLE IN RISK OVERSIGHT
Board Leadership. We are committed to sound corporate governance and value independent board oversight as essential to good corporate performance. Eight of our nine directors qualify as independent under the rules of the Nasdaq Stock Market. Following the 2023 Annual Meeting of Stockholders, assuming the election of each director nominee, the number of directors who are independent will not change. In February 2023, our Board reviewed the independence of each director and considered whether any director has a material relationship with us that could compromise his or her ability to exercise independent judgment. The Board has determined that the following directors are “independent” under the rules of the Nasdaq Stock Market:
James N. Wilson
Gregg Alton
G. Leonard Baker, Jr.
Gillian M. Cannon
David L. Mahoney
Joshua M. Murray
Kimberly Park
Daniel N. Swisher, Jr.
In accordance with our Amended and Restated Bylaws, our Board appoints our officers. The Board does not have a policy as to whether the role of the Chairman of the Board and Chief Executive Officer should be separate and whether a lead independent director should be selected. Currently, we separate the roles of Chief Executive Officer and Chairman of the Board. The Chief Executive Officer is responsible for setting Corcept’s strategic direction and its day-to-day leadership and performance. The Chairman of the Board provides guidance to the Chief Executive Officer, sets the agenda for Board meetings and presides over meetings of the full Board. Dr. Belanoff, our Chief Executive Officer, is an employee and is therefore not deemed “independent.” Our Board believes that its leadership is appropriate for Corcept and its stockholders.
Risk Oversight. The Board oversees our exposure to risk and the steps we have undertaken to mitigate those risks. The Board assesses the risks we face and reviews our strategic plan at least annually. The Board also receives regular updates from our Executive Committee, which consists of our Chief Executive Officer, Chief Financial Officer, Chief Business Officer, President, Corcept Endocrinology, Chief Development Officer, Chief Scientific Officer, and Chief Human Resources and Communications Officer, regarding the impact and mitigation of various risks, including the COVID-19 pandemic. Although the Board bears ultimate responsibility for the Company’s risk management, the Audit Committee oversees management of risks arising from our accounting policies and practices, financial reporting, SEC compliance and potential director or named executive officer conflicts of interest. The Compensation Committee oversees director and executive officer compensation and strives to create compensation incentives that discourage risk-taking inconsistent with our business strategy. The Corporate Governance and Nominating Committee oversees management of risks associated with corporate governance, including environmental and social issues, regulatory compliance and cybersecurity. Each of these committees meets regularly with Corcept management and reports to the full Board.

COMMUNICATIONS WITH DIRECTORS
Stockholders or other interested parties may communicate with any director or committee of our Board by writing to them c/o Secretary, Corcept Therapeutics Incorporated, 149 Commonwealth Drive, Menlo Park, California 94025. Comments or questions regarding our accounting, internal controls or auditing matters will be referred to the Audit Committee. Comments or questions regarding compensation matters will be referred to the Compensation Committee. Comments or questions regarding the nomination of directors and other corporate governance matters will be referred to the Corporate Governance and Nominating Committee.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 2022, our Compensation Committee consisted of Messrs. Mahoney, Alton, Baker and Swisher. None of the members of our Compensation Committee is, or has been, an officer or employee of our company. None of our named executive officers serves or in the past year has served as a member of the board of directors of any entity that has one or more named executive officers serving on our Board or Compensation Committee.
INFORMATION ABOUT OUR EXECUTIVE OFFICERS
The names of our executive officers, their ages as of March 31, 2023 and other information about them are set forth below:

Name	Age	Position
Joseph K. Belanoff, M.D.	65	Chief Executive Officer, President and Director
William Guyer, Pharm.D.	55	Chief Development Officer
Hazel Hunt, Ph.D.	63	Chief Scientific Officer
Joseph D. Lyon	45	Chief Accounting Officer
Sean Maduck	46	President, Corcept Endocrinology
Atabak Mokari	46	Chief Financial Officer and Treasurer
Charles Robb	60	Chief Business Officer and Secretary
Joseph K. Belanoff, M.D. Biographical information regarding Dr. Belanoff is set forth under “Nominees to Board of Directors.”
William Guyer, Pharm.D. was named our Chief Development Officer in August 2021. He brings more than 30 years of medical and clinical experience to the role, including nearly 20 years in positions of increasing seniority at Gilead Sciences. From March 2015 to August 2021, he served as Senior Vice President of Gilead’s global Medical Affairs team, with responsibility for developing innovative strategies for advancing compounds from discovery to commercialization in a wide range of complex diseases, including infectious diseases, liver diseases, cancer and inflammatory disorders. His work included designing, implementing and supporting company- and investigator-sponsored studies, collaborative studies, real-world data generation, as well as scientific and medical communications and education programs across Gilead’s entire portfolio of medications. Prior to joining Gilead, Dr. Guyer was the Director of the HIV Pharmacy and Outpatient Infusion Center Services for Kaiser Permanente in Southern California. He is a clinical pharmacist and holds a PharmD from the University of Southern California.
Hazel Hunt, Ph.D. was named our Chief Scientific Officer in July 2020. Prior to that she was our Senior Vice President, Research. Dr. Hunt joined Corcept in 2011, bringing with her more than 23 years of experience in the pharmaceutical and biotechnology industries. From 2002 to 2011, Dr. Hunt was Director of Chemistry and Operations at Argenta, where she worked closely with Corcept and played an integral role in the discovery of Corcept’s portfolio of next-generation selective GR antagonists. From 1994 to 2002, she worked for Celltech, initially as a Group Leader in Medicinal Chemistry and ultimately as Section Leader, Project Chemistry. From 1992 to 1994, she served as a Research Fellow at The Centre for Drug Design and Development. Before that Dr Hunt worked at Glaxo Group Research as a Senior Chemist in Medicinal Chemistry. Dr Hunt received a first-class honors degree in chemistry from the Australian National University and a PhD in synthetic organic chemistry from the University of Southampton, UK. She also carried out postdoctoral work at Oxford University and the University of California at Irvine.
Joseph Douglas Lyon was named our Chief Accounting Officer in July 2020. Prior to that he was Corcept’s Vice President, Corporate Controller. Mr. Lyon joined the Company as Director of Finance and Accounting in July 2012. Mr. Lyon held the positions of Worldwide Corporate Controller & General Manager at Zinfi Technologies, Inc. from July 2011 to June 2012 and Director-Operations Business Development at Connor Group from January 2006 to June 2011. Prior to that, Mr. Lyon was an auditor at Ernst & Young, Inc. from July 2004 to June 2006. Mr. Lyon is a Certified Public Accountant and earned a B.S. and Masters in Accounting from the University of Utah, and graduated from the Executive General Management Program at Harvard Business School.
Sean Maduck was named President, Corcept Endocrinology in April 2022. Prior to that he was Corcept’s Chief Commercial Officer and before that he was Corcept’s Senior Vice President, Commercial. Mr. Maduck joined Corcept in 2012, bringing to the company 12 years of pharmaceutical, biotechnology and management experience. From 2002 to 2012, he held positions in the Finance, Portfolio Planning, and Commercial functions at Genentech. Prior to Genentech, he was an investment banking analyst at W.R. Hambrecht + Company. Mr. Maduck earned an AB from Dartmouth College, a BE in Biomedical Engineering from the Thayer School of Engineering at Dartmouth College, and a Masters in Management from the Stanford Graduate School of Business.
Atabak Mokari was appointed as our Chief Financial Officer in March 2021. Mr. Mokari has nearly 20 years of experience in life sciences and healthcare finance. From December 2018 to November 2020, Mr. Mokari was Chief Financial Officer at Bellicum Pharmaceuticals, Inc., a biopharmaceutical company. Mr. Mokari served as Chief Financial Officer and Vice President Corporate Development from July 2016 to December 2018 at medical device manufacturer IRIDEX Corporation. Mr. Mokari was a director in Wells Fargo Securities LLC’s healthcare investment banking group from September 2013 to July 2016, worked in UBS’s healthcare investment banking group from September 2009 to August 2013 and in Credit Suisse’s healthcare investment banking group from July 2005 to March 2009. Prior to that, Mr. Mokari was a member of the business development team at Forest Laboratories, a pharmaceutical company, and an analyst at the private equity firm Olympus Partners and the investment banking firm Bowles Hollowell Conner & Co. Mr. Mokari earned an MBA from The Tuck School of Business at Dartmouth and a B.S. in Chemistry and Biology from Duke University.
Charles Robb became Corcept’s Chief Business Officer in March 2021 after serving more than nine years as the company’s Chief Financial Officer. Mr. Robb has more than 30 years’ experience in executive management, operations and finance. From April 2005 through August 2011, Mr. Robb served as the Senior Vice President of Operations, Administration and Finance of Fitness Anywhere, Inc., a fitness equipment and training company with operations in the United States, Europe, and Asia. From 2003 to 2005, Mr. Robb was engaged in the private practice of law. From 2000 to 2002, he was Senior Vice President of Citadon, Inc. He also held positions in business development for Nomura Asset Capital Corporation from 1998 to 1999 and in sales and marketing for Legal Research Network, Inc., from 1996 to 1998. From 1992 to 1996, Mr. Robb practiced law at Howard, Rice, Nemerovski, Canady, Falk & Rabkin. Mr. Robb earned a BA in English and Political Philosophy from Yale and a JD from Harvard Law School, where he was a member of the Harvard Law Review.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information regarding ownership of our common stock as of March 31, 2023 (or earlier with respect to information regarding former employees or that is based on filings with the SEC) by (a) each person known to us to own more than 5 percent of the outstanding shares of our common stock, (b) our directors, (c) our Chief Executive Officer and each other named executive officer named in the compensation tables appearing later in this proxy statement and (d) all directors and executive officers as a group. The information in this table is based solely on statements in filings with the SEC or other information we believe to be reliable. Percentage of ownership is based on 108,155,665 shares of common stock outstanding as of March 31, 2023. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the shares. Shares of common stock subject to outstanding options and warrants exercisable within 60 days of March 31, 2023 are deemed outstanding for computing the percentage of ownership of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person.

Name of Beneficial Owner (1)	Number of Shares Beneficially Owned (# of shares) (2)	Percentage of Shares Beneficially Owned (%)
5 percent Stockholders
BlackRock, Inc. (3)	16,347,383	15.1%
Vanguard Group Inc. (4)	10,345,030	9.6%
Renaissance Technologies (5)	7,288,871	6.7%
Ingalls & Snyder, LLC and affiliated entities (6)	7,090,370	6.6%
Directors and Named Executive Officers
Joseph K. Belanoff, M.D. (7)	6,206,918	5.6%
G. Leonard Baker, Jr. (8)	5,490,196	5.1%
James N. Wilson (9)	2,980,093	2.7%
Sean Maduck (10)	1,748,867	1.6%
David L. Mahoney (11)	1,479,275	1.4%
Charles Robb (12)	1,447,707	1.3%
Hazel Hunt, Ph.D. (13)	1,411,479	1.3%
Atabak Mokari (14)	264,522	*
Kimberly Park (15)	125,000	*
Daniel N. Swisher, Jr. (16)	120,911	*
Gregg Alton (17)	117,500	*
Gillian M. Cannon, Ph.D. (18)	76,250	*
Joshua M. Murray (19)	47,500	*
All directors and executive officers as a group (15 persons) (20)	22,144,566	18.7%

*	Less than 1 percent of our outstanding common stock.
(1)	Unless otherwise indicated, the address of each of the named individuals is c/o Corcept Therapeutics, 149 Commonwealth Drive, Menlo Park, California 94025.
(2)
Beneficial ownership of shares is determined in accordance with the rules of the SEC and generally includes any shares over which a person exercises sole or shared voting or investment power, or of which a person has the right to acquire ownership within 60 days after March 31, 2023. Except as otherwise noted, each person or entity has sole voting and investment power with respect to the shares shown.

(3)
Information regarding the holdings of Blackrock, Inc., or Blackrock, is based on information obtained from Amendment No. 1 to Schedule 13G filed by Blackrock with respect to its holdings as of December 31, 2022. The address for BlackRock is 55 East 52nd Street, New York, NY 10055.

(4)
Information regarding the holdings of Vanguard Group Inc., or Vanguard, is based on information obtained from Amendment No. 7 to Schedule 13G filed by Vanguard with respect to its holdings as of December 31, 2022. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(5)
Information regarding the holdings of Renaissance Technologies LLC and Renaissance Technologies Holdings Corporation, or Renaissance Technologies, is based on information obtained from Amendment No. 3 to Schedule 13G filed by Renaissance Technologies with respect to its holdings as of December 31, 2022. The address for Renaissance Technologies is 800 Third Avenue, New York, New York 10022.

(6)
Consists of shares held by Ingalls & Snyder LLC, or Ingalls, for the benefit of Ingalls & Snyder Value Partners, L.P., or ISVP, or other investment advisory clients. Information regarding the holdings of Ingalls and ISVP is based on information obtained from Amendment No. 14 to Schedule 13G filed by Ingalls with respect to its holdings as of December 31, 2022. ISVP is an investment partnership managed under an investment advisory contract by Ingalls, a registered broker dealer and a registered investment advisor. Ingalls holds investment authority but not voting authority over shares held by its investment advisory clients. Mr. Thomas O. Boucher, Jr., a Managing Director of Ingalls, and Mr. Robert L. Gipson and Adam Janovic, Senior Directors of Ingalls, are the general partners of ISVP and share investment and voting power over the shares held by ISVP. Each of these individuals disclaims beneficial ownership of all such shares, except to the extent of his individual pecuniary interest therein. The address for Ingalls is 1325 Avenue of the Americas, New York, NY 10019.

(7)
Includes (a) 2,831,918 shares held by the Joseph K. Belanoff and Katherine A. Blenko Revocable Living Trust and (b) 3,375,000 shares that may be acquired by Dr. Belanoff within 60 days of March 31, 2023 pursuant to options.

(8)
Includes (a) 955,262 shares held in The Baker Revocable Trust of which Mr. Baker is a trustee, (b) 1,046,631 shares held by a Roth IRA for the benefit of Mr. Baker, (c) 3,308,303 shares held by Saunders Holdings, L.P. of which Mr. Baker is a trustee of a trust which is the general partner and (d) 180,000 shares that may be acquired by Mr. Baker within 60 days of March 31, 2023 pursuant to options.

(9)
Includes (a) 1,319,026 shares held by the James N. Wilson and Pamela D. Wilson Trust, (b) 901,067 shares held by James and Pamela Wilson Family Partners and (c) 760,000 shares that may be acquired by Mr. Wilson within 60 days of March 31, 2023 pursuant to options. Mr. Wilson has voting power over the shares held by the James N. Wilson and Pamela D. Wilson Trust and James and Pamela Wilson Family Partners pursuant to voting agreements.

(10)	Includes (a) 79,382 shares held in Mr. Maduck’s name and (b) 1,669,485 shares that may be acquired by Mr. Maduck within 60 days of March 31, 2023 pursuant to options.
(11)
Includes (a) 1,209,275 shares held by the David L. Mahoney and Winnifred C. Ellis 1998 Family Trust and (b) 270,000 shares that may be acquired by Mr. Mahoney within 60 days of March 31, 2023 pursuant to options.

(12)
Includes (a) 18,408 shares held in Mr. Robb’s name, (b) 22,008 shares held as custodian for his children under the California Uniform Transfers to Minors Act over which Mr. Robb has voting control and (c) 1,407,291 shares that may be acquired by Mr. Robb within 60 days of March 31, 2023 pursuant to options.

(13)	Includes (a) 73,146 shares held in Dr. Hunt’s name and (b) 1,338,333 shares that may be acquired by Dr. Hunt within 60 days of March 31, 2023 pursuant to options.
(14)	Includes (a) 4,106 shares held in Mr. Mokari’s name and (b) 260,416 shares that may be acquired by Mr. Mokari within 60 days of March 31, 2023 pursuant to options.
(15)	Includes 125,000 shares that may be acquired by Ms. Park within 60 days of March 31, 2023 pursuant to options.
(16)	Includes 120,911 shares that may be acquired by Mr. Swisher within 60 days of March 31, 2023 pursuant to options.
(17)	Includes 117,500 shares that may be acquired by Mr. Alton within 60 days of March 31, 2023 pursuant to options.
(18)	Includes 76,250 shares that may be acquired by Dr. Cannon within 60 days of March 31, 2023 pursuant to options.
(19)	Includes 47,500 shares that may be acquired by Mr. Murray within 60 days of March 31, 2023 pursuant to options.
(20)	Total number of shares includes common stock held by directors, executive officers and entities affiliated with directors and executive officers. See footnotes 7 through 19 above.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
All related party transactions between us and our officers, directors or principal stockholders are reviewed and approved by our Audit Committee or a majority of the independent and disinterested members of our Board to ensure they are on terms no less favorable to us than could be obtained from unaffiliated third parties and have bona fide business purposes. In 2022, there were no related party transactions.
Severance and Change in Control Agreements. We have entered into severance and change in control agreements with our executive officers. The agreements provide that, if employment is terminated without cause or for good reason regardless of whether it is in connection with a change in control, the executive will continue to receive, for 12 months, his or her base salary and continued health insurance coverage. The agreements also provide for full vesting of the terminated executive’s outstanding equity awards in the event the termination occurs, with or without cause, within 18 months following a change in control.
Director Indemnification Agreements. We have entered into indemnification agreements with our directors and executive officers. Such agreements require us, among other things, to indemnify our officers and directors for any event related to the fact that the officer and/or director is or was a director, officer, employee, consultant, agent or fiduciary of or to the Company or is or was serving at the request of the Board as a director, officer, employee, trustee, agent or fiduciary of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or by reason of anything done or not done by such indemnified person in any such capacity, other than for liabilities arising from willful misconduct, and to advance any expenses incurred as a result of any proceeding subject to indemnification.
See “Director Compensation” for a discussion of our director compensation policy.
CODE OF ETHICS
We have adopted a Code of Ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer, which is available at our website, www.corcept.com. We intend to disclose at www.corcept.com any amendment to, or waiver of, any provision of our Code of Ethics applicable to our directors and executive officers required to be disclosed under the rules of the SEC and the Nasdaq Stock Market.
PROHIBITION OF EMPLOYEE, OFFICER AND DIRECTOR HEDGING
Our Insider Trading Compliance Policy prohibits our directors, officers and employees, as well as any of our contractors with access to our sales, financial and clinical data, from engaging in any hedging transactions. Under the policy, hedging transactions include any transactions that are intended to hedge or offset any decrease in the market value of our securities held by the individual as well as certain forms of monetization transactions (including forward contracts and zero-cost collars).
DELINQUENT SECTION 16(A) REPORTS

Under Section 16(a) of the Exchange Act and SEC rules, our directors, executive officers and beneficial owners of more than ten percent of any class of our equity securities are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on our review of these reports and representations of such reporting persons, we believe that in 2022 such reporting persons met all applicable Section 16(a) requirements, with the exception of (i) James N. Wilson, who filed late on June 6, 2022 reporting one transaction not reported on a timely basis with respect to gifts of shares of the Company’s common stock, and (ii) Dr. Belanoff, Messrs. Guyer, Lyon, Maduck, Mokari, and Robb, and Dr. Hunt, who filed late reports on February 11, 2022, each reporting one transaction not reported on a timely basis with respect to grants of stock options.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
Our goal is to offer competitive compensation that rewards good short-term and long-term performance. We pay direct compensation consisting of base salary, cash bonuses for the achievement of significant corporate goals, sales commissions and equity grants (which typically vest over four years). The Compensation Committee has primary responsibility for designing and administering our compensation program.
This section discusses the principles underlying the compensation of the named executive officers included in the “Summary Compensation Table” and the factors that determined their compensation in 2022. Our named executive officers for 2022 were Joseph K. Belanoff, M.D., Chief Executive Officer and President; Atabak Mokari, Chief Financial Officer and Treasurer; Hazel Hunt, Ph.D., Chief Scientific Officer; Sean Maduck, President, Corcept Endocrinology; and Charles Robb, Chief Business Officer and Secretary.
On April 6, 2022, our Board appointed Mr. Maduck as President, Corcept Endocrinology.
Executive Summary
In 2022, we achieved significant clinical, commercial and financial goals:
•Advanced the clinical development of our proprietary selective cortisol modulators as potential treatments for patients with Cushing’s syndrome, recurrent platinum-resistant ovarian cancer; prostate cancer; advanced adrenocortical cancer with cortisol excess; amyotropic lateral sclerosis; and non-alcoholic steatohepatitis.
•Advanced promising compounds from our portfolio of selective cortisol modulators towards the clinic.
•Increased revenue to $401.9 million in 2022 from $366.0 million in 2021, despite commercial challenges posed by the COVID-19 pandemic.
•Continued to assert successfully our patents directed to the use of Korlym® to treat patients with Cushing’s syndrome. Strengthened our global patent portfolio with respect to our selective cortisol modulators and their potential use as treatments for a wide variety of endocrine, oncologic, metabolic and neurological disorders.
•Strengthened the organization through addition of key contributors necessary to advance our clinical projects and commercial programs.
Executive Compensation 2022 Program Overview
Based on our compensation principles and in light of what the Compensation Committee and the Board determined to be strong performance by the company and its named executive officers, the Compensation Committee and the Board took the following actions with respect to the compensation of our named executive officers for 2022:
Base Salary. Effective February 1, 2022, the Compensation Committee recommended, and the Board approved, approximately a six percent increase to the annual base salary of Dr. Belanoff and Mr. Mokari, and approximately a five percent increase to the annual base salaries of Dr. Hunt, Mr. Maduck and Mr. Robb.
Bonuses. In accordance with our practice of awarding cash bonuses for the achievement of significant corporate goals, in March 2023, we paid bonuses to all employees of the company, including our named executive officers, in recognition of the accomplishments described above.
Equity Awards. In February 2022, the Compensation Committee recommended, and the Board approved, the grant of options to each of our named executive officers. In May 2022, Mr. Maduck was granted additional options in connection with his appointment as President, Corcept Endocrinology. These grants vest over a four-year period, subject to the recipient’s continued employment. In September 2022, Messrs. Maduck, Mokari and Robb were granted restricted stock awards (“RSAs”) in connection with their participation in our Employee Stock Purchase Plan (“ESPP”). These awards vest on the one-year anniversary of the award date, subject to certain requirements under the ESPP.
Strong Stockholder Support for our Compensation Decisions
Stockholders controlling 93 percent of the shares voted at our 2020 annual meeting voted to approve the 2019 compensation of our named executive officers. 58 percent of the shares voted at our 2017 annual meeting voted to approve our practice of submitting the compensation of named executive officers to a non-binding stockholder vote once every three years. The Compensation Committee did not change the design of our compensation programs during 2022. The Compensation Committee’s objective continues to be aligning management’s and our stockholders’ interests in long-term value creation. In accordance with our practice on the frequency of advisory votes on the compensation of our named executive officers, we are seeking the approval of our stockholders, on an advisory basis, of our named executive officers’ compensation at the 2023 Annual Meeting. See Proposal 3 in this proxy statement.
Compensation Principles and Objectives
We rely on our compensation program to attract, motivate and retain highly-qualified executive officers by paying them competitively and in a manner that reflects our performance and their contributions to it. Each year, the Board sets goals designed to link each named executive officer’s compensation to significant increases in Corcept’s long-term value. These goals reference the attainment of research, development, commercial and financial objectives, which the Board evaluates at the end of each year. Because drug development can take many years, the largest portion of our named executives’ compensation consists of option grants that are subject to extended vesting periods and reward achievements that increase stockholder value in the long term.
Except for their salaries, compensation for our named executive officers is performance-based. The Compensation Committee determines the structure and amount of performance-based compensation based on its members’ many years’ experience with and understanding of the most effective practices in the biotechnology and specialty pharmaceutical industry.
These are the Compensation Committee’s objectives:
•Align executive and stockholder interests by providing bonuses and equity awards that are tied to company and individual performance in the short- and long-term; and
•Take advantage of the fact that Corcept has relatively few employees compared to its revenue and the scope of its development activities to offer compensation that the companies with whom we compete for talent have difficulty matching.
The members of the Compensation Committee are seasoned executives of, consultants to, or investors in the biotechnology and specialty pharmaceutical industry. Collectively the Chairman of the Board and members of the Compensation Committee have served as board and compensation committee members of many public and privately held companies including Enochian Biosciences, Symantec, Sunesis Pharmaceuticals, Adamas Pharmaceuticals and Cerus Corporation. As a result, we believe that the Chairman of the Board and the members of the Compensation Committee (as well as our other Board members) clearly understand the compensation structures and amounts that are necessary to attract, motivate and retain management talent in our industry.
Determination of Compensation
The Compensation Committee reviews the performance of our named executive officers annually. To aid the Compensation Committee in its deliberations, our Chief Executive Officer evaluates the performance of all executives other than himself and makes compensation recommendations. The Compensation Committee bases its decisions on the Chief Executive Officer’s input, the input of other Board members and its own evaluation of the achievements of Corcept and of each executive. The Compensation Committee then recommends salaries, performance bonuses and grants of stock options, taking into account its members’ understanding of compensation practices in the biotechnology and pharmaceutical industry and the members’ experiences as executives, consultants, board and compensation committee members, and investors.
Tax Considerations
The Compensation Committee considers the impact of Section 162(m) of the Internal Revenue Code of 1986, as amended, which limits the tax deductibility of annual compensation in excess of $1,000,000 paid to individuals who have ever served as named executive officers, in light of our overall compensation philosophy and objectives. The Compensation Committee may award compensation to our named executive officers that may not be fully deductible by Corcept if it determines that such compensation is appropriate.
Elements of Executive Compensation
Base Salary
The Compensation Committee determines or recommends executive salaries based on its members’ knowledge of current industry employment practices and their many years of assessing the salaries required to attract, motivate and retain talented executives in a competitive market. Base salary increases are not determined formulaically. Rather, each year the

Compensation Committee reviews the Chief Executive Officer’s base salary to determine if a change is appropriate based on its assessment of market trends and the company’s circumstances and performance. The Compensation Committee applies similar scrutiny to the salaries of our other officers, with input from the Chief Executive Officer and other Board members. Based on the Compensation Committee’s assessment of market trends, the Compensation Committee recommended and the Board approved approximately a six percent increase to the annual base salary of Dr. Belanoff effective February 1, 2022, resulting in a 2022 annual base salary of $900,000. For the same reason, as well as to reflect the increased scope and magnitude of their responsibilities at the Company, the Compensation Committee recommended and the Board approved, effective February 1, 2022, approximately a six percent increase to the annual base salary of Mr. Mokari, and approximately a five percent increase to the annual base salaries of Dr. Hunt, Mr. Maduck and Mr. Robb, resulting in 2022 annual base salaries of $495,000 for Mr. Mokari, $575,000 for each of Dr. Hunt and Mr. Maduck, and $630,000 for Mr. Robb.
Performance-Based Compensation
Cash Bonus. We pay discretionary bonuses annually based on the Compensation Committee’s assessment of our progress toward the achievement of significant long-term corporate goals and the contribution to such achievements of each named executive officer. We also maintain the discretion to pay bonuses when significant goals are met. Such goals may include successful completion of a clinical trial, approval of a new product, a significant increase in revenue or profitability, or substantial improvements in our management or operational capabilities. The discretionary bonuses incentivize achievement of our near-term objectives, consistent with our long-term goals.
Target annual bonuses for our named executive officers are set as a percentage of their salaries and designed to be market competitive and allow us to attract and retain talent. The Compensation Committee determines each year’s actual bonus amounts based on its evaluation of company-wide and individual performance. For 2022, the target annual bonuses for our named executive officers were 100 percent of salary for Dr. Belanoff and 50 percent of salary for Dr. Hunt, Mr. Maduck, Mr. Mokari and Mr. Robb.
In February 2023, the Compensation Committee evaluated the performance of our company and each of our named executive officers with respect to progress towards the achievement of our long-term goals and identified the accomplishments set forth in the Executive Summary above. These include: (i) enrolling patients in GRACE, our Phase 3 trial of relacorilant in patients with Cushing’s syndrome; (ii) enrolling patients in GRADIENT, our Phase 3 trial of relacorilant in patients whose Cushing’s syndrome is caused by adrenal adenomas; (iii) initiating CATALYST, a Phase 4 trial examining the prevalence of hypercortisolism in patients with difficult to control type 2 diabetes and its treatment of hypercortisolism in such patients with Korlym; (iv) initiating and enrolling a Phase 3 trial of relacorilant combined with nab-paclitaxel in patients with recurrent platinum resistant ovarian cancer; (v) selecting relacorilant in combination with enzalutamide to proceed to a Phase 2 trial in prostate cancer; (vi) initiating and enrolling a Phase 1b trial of relacorilant, in combination with pembrolizumab, in patients with metastatic or unresectable adrenal cancer with cortisol excess; (vii) initiating and enrolling a Phase 2 trial of dazucorilant in patients with amyotrophic lateral sclerosis (ALS); (viii) enrolling a Phase 1b trial of miricorilant in patients with non-alcoholic steatohepatitis; and (ix) increasing our revenue.
In light of these accomplishments and the team’s individual contributions, the Compensation Committee recommended, and the Board approved, the payment of bonuses to all employees of the company, including payments to our named executive officers as set forth below.

Executive	Target Bonus Achievement (%)	Bonus Amount ($)
Joseph K. Belanoff, M.D.	100%	$900,000
Hazel Hunt, Ph.D.	110%	$316,250
Sean Maduck	80%	$230,000
Atabak Mokari	100%	$247,500
Charles Robb	100%	$315,000
Long-Term Equity Incentive Program
All of our employees are eligible to receive grants of stock options under our 2012 Incentive Award Plan (“2012 Plan”). We believe that equity incentives are necessary to link compensation to the performance of our stock and our sustained growth. With respect to our named executive officers, we have used stock options as our long-term performance-based equity incentive vehicle because we believe they maximize the incentive to increase stockholder value, since there is no financial gain unless our stock price appreciates.

The Compensation Committee or the Board typically grant stock options when a named executive officer joins Corcept and then annually in connection with its evaluation of the named executive officer’s expected future performance. The Compensation Committee or the Board also typically grant stock options following a significant change in job responsibility or in recognition of a significant achievement. The Compensation Committee determines the number of shares underlying each stock option grant based on a number of factors, including the scope of the named executive officer’s responsibilities and anticipated contributions to achievement of our goals, the value of the stock option at the time of grant and the Compensation Committee’s or the Board’s understanding of industry practices and norms and other competitive factors. There is no set formula. The relative weight given to each of these considerations is at the Compensation Committee’s discretion.
To incentivize continued employment, stock options granted to our named executive officers generally vest over four years. We have occasionally granted stock options that vest based on the attainment of performance goals. Stock option awards generally expire ten years from the date of the grant, which allows the executive to focus on creating and maintaining long-term stockholder value and to have a reasonable opportunity to benefit from price appreciation in our shares. The exercise price is set at the last quoted price per share on the Nasdaq Capital Market on the date of grant.
In February 2022, the Compensation Committee recommended, and the Board approved, the following option grants to our named executive officers: Dr. Belanoff: 500,000 shares; Dr. Hunt: 200,000 shares; Mr. Maduck: 200,000 shares; Mr. Mokari: 100,000 shares; and Mr. Robb: 200,000 shares. The size of each award was based on the Compensation Committee’s determination of the recipient’s ability to contribute to our future success. The awards vest in 48 equal monthly installments from the grant date, subject to the recipient’s continued employment at each monthly vesting date.
In May 2022, in connection with Mr. Maduck’s promotion to President, Corcept Endocrinology, the Board granted Mr. Maduck an option to purchase 50,000 shares of the Company’s common stock. The awards vest in 48 equal monthly installments from the grant date, subject to the recipient’s continued employment at each monthly vesting date.
All of our employees are eligible to participate in our ESPP under our 2012 Plan. Our ESPP allows employees to set aside, by means of payroll deductions, up to ten percent of their annual cash compensation for the purchase of our common stock at the fair market value of our stock on the purchase date. For each purchased share, the participating employee will receive one matching share, also issued from the 2012 Plan, if certain conditions are met. There is no vesting requirement for shares issued pursuant to the ESPP purchase. The matching share will be granted in the form of a RSA that will vest on the one-year anniversary of the respective ESPP purchase date. The vesting condition on the RSA is that the participating employee hold the corresponding share purchased under the ESPP for one year from the purchase date.
In September 2022, in connection with their participation in our ESPP, the following RSAs were granted to our named executive officers: Mr. Maduck: 922 shares; Mr. Mokari: 793 shares; and Mr. Robb: 1,010 shares. The size of each award was based on the named executive officer’s percentage contribution election at the time of enrollment.
Severance and Change in Control Arrangements
We have entered into Severance and Change in Control Agreements with each of our named executive officers to encourage continued attention and dedication to duties without distraction should there arise the possibility of a change in the control of our company and to help ensure a smooth transition should such a change in control occur. The terms of these agreements are the same for all of the named executive officers. For a detailed description, see “Potential Payments Upon Termination or Change in Control – Severance and Change in Control Agreements,” below.
Other Elements of Compensation
Our executives are eligible to receive retirement and insurance benefits on the same terms as our other employees, as set forth below. Eligibility for all employees begins on the first day of the month coinciding with or immediately following the first business day of employment. These benefits help us attract and retain talented employees in a competitive market, where such benefits are common. Each year, we review the benefits package we offer.
Retirement Plans. We have a Section 401(k) Savings/Retirement Plan, or 401(k) Plan, to cover eligible U.S. employees of the company and any designated affiliate. The 401(k) Plan permits eligible employees to defer up to 100 percent of their annual compensation, subject to limitations imposed by the Internal Revenue Code. All contributions are immediately vested and non-forfeitable. We match 100 percent of contributions made by eligible employees up to the maximum permitted by the Internal Revenue Code. In addition, in 2022, we contributed to the UK People’s Pension on behalf of Dr. Hunt.
Medical Insurance. At our sole cost, we provide each eligible employee, including each named executive officer, and his or her spouse and children with comprehensive health, dental and vision insurance.

Life and Disability Insurance. At our sole cost, we provide each eligible employee, including each named executive officer, disability and life insurance.
Policies with Respect to Equity Compensation Awards
Our policy is to grant stock option awards with an exercise price equal to the last quoted price per share on the Nasdaq Capital Market on the date of grant. We do not select option grant dates for named executive officers in coordination with the release of material non-public information.
We have an insider trading policy that prohibits our named executive officers and Board members from engaging in certain transactions in our stock, including short sales, and in derivative securities related to our stock. For a detailed description, see “Prohibition of Employee, Officer and Director Hedging,” above.
2022 Summary Compensation Table
The following table provides compensation information for the years ended December 31, 2022, 2021 and 2020 for each of our named executive officers.

Name and Principal Position	Year	Base Salary ($)	Bonus ($) (1)	Option Awards ($) (2)	Stock Awards ($) (3)	All Other Compensation ($) (4)	Total ($)
Joseph K. Belanoff, M.D.,	2022	$895,833	$900,000	$5,536,424	—	$20,500	$7,352,757
Chief Executive Officer and	2021	$843,750	$850,000	$9,290,888	—	—	$10,984,638
President (5)	2020	$769,567	$744,000	$4,237,643	—	$10,892	$5,762,102
Hazel Hunt, Ph.D.,	2022	$572,917	$316,250	$2,214,569	—	$5,989	$3,109,725
Chief Scientific Officer (6)	2021	$517,292	$309,375	$3,716,355	—	$6,661	$4,549,683
	2020	$431,873	$243,000	$2,084,640	—	$6,180	$2,765,693
Sean Maduck,	2022	$572,917	$230,000	$2,866,685	$23,954	$20,500	$3,714,056
President, Corcept	2021	$519,451	$309,375	$3,716,355	—	—	$4,545,181
Endocrinology (7)	2020	$474,380	$214,157	$2,508,404	—	—	$3,196,941
Atabak Mokari,	2022	$492,750	$247,500	$1,107,285	$20,602	$20,500	$1,888,637
Chief Financial Officer	2021	$390,000	$219,977	$6,411,662	—	—	$7,021,639
Charles Robb,	2022	$627,500	$315,000	$2,214,569	$26,240	$20,500	$3,203,809
Chief Business Officer and	2021	$562,575	$337,500	$4,357,521	—	—	$5,257,596
Secretary	2020	$474,380	$321,236	$2,118,822	—	—	$2,914,438

(1)	Amounts constitute discretionary bonuses paid to each named executive officer based on our Compensation Committee’s and Board’s determination of corporate and individual performance.
(2)
Amounts shown do not reflect compensation actually received by the named executive officers or the actual value that may be recognized by the named executive officers with respect to these awards in the future. Amounts reported constitute the grant date fair value of option awards as calculated under FASB ASC Topic 718. The relevant assumptions used to calculate the value of the option awards are set forth in Part IV – Item 15(1) – Financial Statements, Notes to Consolidated Financial Statements, Note 7 – “Preferred Stock and Stockholders’ Equity – Option Valuation Assumptions” in our Annual Report on Form 10-K for the year ended December 31, 2022.

(3)	Amounts shown do not reflect compensation actually received by the named executive officers or the actual value that may be recognized by the named executive officers with respect to these awards in the future. Amounts reported constitute the aggregate grant date fair value of restricted stock awards based on the closing market price of the Company’s common stock on the date of grant.
(4)
Amounts reflected in All Other Compensation for 2022 consist of contributions by Corcept Therapeutics Incorporated under our 401(k) Plan and, for Dr. Hunt, amounts contributed on her behalf to the UK People’s Pension. Amounts contributed for Dr. Hunt are paid in pounds sterling and converted to U.S. dollars as presented in the table on each payroll date using the exchange rate reported by Xe Currency Exchange as of the payment date.

(5)
In February 2021, our Board approved a one-time payment of a $10,892 tax gross-up to reimburse Dr. Belanoff for an additional tax liability he incurred arising from a computational error made by the Company in connection with his net (cashless) exercise of stock options in 2019.

(6)	Dr. Hunt’s base salary and bonus amounts are established in U.S. dollars as presented in the table and converted into pounds sterling on each payroll date using the exchange rate reported by Xe Currency Exchange as of the payment date.
(7)	Mr. Maduck served as our Chief Commercial Officer until April 5, 2022. Effective April 6, 2022, Mr. Maduck was promoted to President, Corcept Endocrinology.

Grants of Plan-Based Awards During 2022
The following table summarizes the grants of option and restricted stock awards we made to the named executive officers in 2022.

Name	Grant Date	All Option Awards: Number of Securities Underlying Options (# of shares) (1)	Exercise Price of Option Awards ($/share)	All Restricted Stock Awards: Number of Awards (# of shares) (2)	Grant Date Fair Value of Option and Restricted Stock Awards ($) (3)
Joseph K. Belanoff, M.D.	2/2/2022	500,000	$19.26	—	$5,536,424
Hazel Hunt, Ph.D.	2/2/2022	200,000	$19.26	—	$2,214,569
Sean Maduck	2/2/2022	200,000	$19.26	—	$2,214,569
	5/2/2022	50,000	$22.05	—	$652,116
	9/1/2022	—	—	922	$23,954
Atabak Mokari	2/2/2022	100,000	$19.26	—	$1,107,285
	9/1/2022	—	—	793	$20,602
Charles Robb	2/2/2022	200,000	$19.26	—	$2,214,569
	9/1/2022	—	—	1,010	$26,240

(1)	These options vest in 48 equal installments on each monthly anniversary of the grant date until fully vested, subject to the executive’s continued employment through the applicable vesting date.
(2)	These awards vest on the first anniversary of the grant date, subject to the executive’s continued employment through the vesting date.
(3)
The amount reported constitutes the grant date fair value of the option and restricted stock awards, calculated in accordance with FASB ASC Topic 718. Refer to Part IV – Item 15(1) – Financial Statements, Notes to Financial Statements, Note 7 – “Preferred Stock and Stockholders’ Equity – Option Valuation Assumptions” in our Annual Report on Form 10-K for the year ended December 31, 2022 for the relevant assumptions used to determine the valuation of our option awards.

Outstanding Equity Awards at Fiscal Year-End
The following table summarizes outstanding options and restricted stock awards for each of our named executive officers as of December 31, 2022.

		Option Awards				Restricted Stock Awards
Name	Vesting Commencement Date (1)	Number of Securities Underlying Unexercised Options Exercisable (# of shares)	Number of Securities Underlying Unexercised Options Unexercisable (# of shares)	Option Exercise Price ($/share)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (# of shares)	Market Value of Shares of Stock That Have Not Vested ($)
Joseph K.	2/18/2015	450,000	—	$3.29	2/18/2025	—	—
Belanoff, M.D.	2/26/2016	550,000	—	$3.88	2/26/2026	—	—
	2/10/2017	550,000	—	$8.27	2/10/2027	—	—
	2/7/2018	475,000	—	$16.52	2/7/2028	—	—
	2/8/2019	455,208	19,792	$11.35	2/8/2029	—	—
	2/7/2020	354,166	145,834	$13.56	2/7/2030	—	—
	2/5/2021	229,166	270,834	$29.41	2/5/2031	—	—
	2/2/2022	104,166	395,834	$19.26	2/2/2032	—	—
Hazel	2/6/2014	100,000	—	$3.02	2/6/2024	—	—
Hunt, Ph.D.	9/11/2014	60,000	—	$2.81	9/11/2024	—	—
	2/18/2015	150,000	—	$3.29	2/18/2025	—	—
	2/26/2016	150,000	—	$3.88	2/26/2026	—	—
	2/10/2017	200,000	—	$8.27	2/10/2027	—	—
	2/7/2018	150,000	—	$16.52	2/7/2028	—	—

	2/8/2019	143,750	6,250	$11.35	2/8/2029	—	—
	2/7/2020	141,666	58,334	$13.56	2/7/2030	—	—
	7/1/2020	24,166	15,834	$15.82	7/13/2030	—	—
	2/5/2021	91,666	108,334	$29.41	2/5/2031	—	—
	2/2/2022	41,666	158,334	$19.26	2/2/2032	—	—
Sean Maduck	10/16/2013	10,000	—	$1.92	11/19/2023	—	—
	2/6/2014	40,000	—	$3.02	2/6/2024	—	—
	8/1/2014	55,009	—	$2.61	8/7/2024	—	—
	2/18/2015	31,977	—	$3.29	2/18/2025	—	—
	2/26/2016	150,000	—	$3.88	2/26/2026	—	—
	4/27/2016	150,000	—	$5.05	5/2/2026	—	—
	2/10/2017	400,000	—	$8.27	2/10/2027	—	—
	2/7/2018	200,000	—	$16.52	2/7/2028	—	—
	2/8/2019	191,666	8,334	$11.35	2/8/2029	—	—
	2/7/2020	177,083	72,917	$13.56	2/7/2030	—	—
	7/1/2020	24,166	15,834	$15.82	7/13/2030	—	—
	2/5/2021	91,666	108,334	$29.41	2/5/2031	—	—
	2/2/2022	41,666	158,334	$19.26	2/2/2032	—	—
	4/6/2022	8,333	41,667	$22.05	5/2/2032	—	—
	9/1/2022	—	—	$—	—	922	$18,726	(3)
Atabak Mokari	3/1/2021	175,000	225,000	$25.46	3/1/2031	—	—	(2)
	2/2/2022	20,833	79,167	$19.26	2/2/2032	—	—
	9/1/2022	—	—	—	—	793	$16,106	(3)
Charles Robb	11/19/2013	45,000	—	$1.92	11/19/2023	—	—
	2/18/2015	150,000	—	$3.29	2/18/2025	—	—
	2/26/2016	150,000	—	$3.88	2/26/2026	—	—
	2/10/2017	200,000	—	$8.27	2/10/2027	—	—
	2/7/2018	200,000	—	$16.52	2/7/2028	—	—
	2/8/2019	239,583	10,417	$11.35	2/8/2029	—	—
	2/7/2020	177,083	72,917	$13.56	2/7/2030	—	—
	2/5/2021	91,666	108,334	$29.41	2/5/2031	—	—
	3/1/2021	17,500	22,500	$25.46	3/1/2031	—	—
	2/2/2022	41,666	158,334	$19.26	2/2/2032	—	—
	9/1/2022	—	—	—	—	1,010	$20,513	(3)

(1)
Except for footnotes (2) and (3), these options vest in 48 equal installments on each monthly anniversary of the grant date until fully vested, subject to the executive’s continued employment through the applicable vesting date.

(2)
25 percent of Mr. Mokari’s grant vested on the one-year anniversary of the initial grant date and then in 36 equally installments on each monthly anniversary of the grant date until fully vested, subject to the Mr. Mokari’s continued employment through the applicable vesting date.

(3)
These awards vest on the one-year anniversary of the ESPP purchase date, subject to the executive’s continued employment and on the condition that the executive held the corresponding share purchased under the ESPP through the vesting date.

Option Exercises in 2022
The following table includes information regarding options exercised by our named executive officers in 2022.

Name	Number of Shares Acquired On Exercise (# of shares)	Value Realized on Exercise ($) (1)
Joseph K. Belanoff, M.D. (2)	800,000	$19,308,000
Hazel Hunt, Ph.D. (3)	90,000	$1,751,850
Sean Maduck (4)	140,625	$3,370,439
Charles Robb (5)	200,000	$4,815,287

(1)	The value realized on exercise represents, for each share exercised, the excess of the closing trading price of our common stock on the date of exercise over the exercise price of the option.
(2)
The shares acquired on exercise by Dr. Belanoff were issued as part of a cashless option exercise whereby 451,189 shares were surrendered to us in satisfaction of the related exercise cost and tax obligations.

(3)
The shares acquired on exercise by Dr. Hunt were issued as part of a cashless option exercise whereby 55,347 shares were surrendered to us in satisfaction of the related exercise cost and tax obligations.

(4)
5,000 of the 140,625 shares acquired on exercise by Mr. Maduck were issued as part of a cashless option exercise whereby 406 shares were surrendered to us in satisfaction of the related exercise cost. 135,625 of the 140,625 shares were acquired by Mr. Maduck as part of a cash exercise.

(5)
167,323 of the 200,000 shares acquired on exercise by Mr. Robb were issued as part of a cashless option exercise whereby 93,922 shares were surrendered to us in satisfaction of the related exercise cost and tax obligations. 32,677 of the 200,000 shares were acquired by Mr. Robb as part of a cash exercise.

Pension Benefits
None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.
Nonqualified Deferred Compensation
None of our named executives participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us.
Potential Payments Upon Termination or Change in Control
Severance and Change in Control Agreements
We have entered into Severance and Change in Control Agreements with each of our named executive officers. The terms of the agreements are identical. They provide that if the executive’s employment is terminated by us without “cause” or by the executive for “good reason” (as each term is defined in the agreements) prior to or more than 18 months following a change in control, the executive will be eligible to receive 12 months of his or her then-current base salary, payable in substantially equal installments in accordance with the company’s customary payroll procedures, and continued health insurance coverage for up to 12 months following the date of termination. In addition, the agreements provide that in the event the executive’s employment is terminated by us without “cause” or by the executive for “good reason” within 18 months following a change in control, the executive will be eligible to receive an amount equal to 12 months of his or her then-current base salary payable in a lump sum, continued health insurance coverage for up to 12 months following the date of termination, and full vesting of all outstanding equity awards. The receipt of any severance will be subject to the executive signing and not revoking a separation agreement and release of claims in a form reasonably acceptable to us within 60 days following executive’s termination of employment. No severance will be paid or provided until the separation agreement and release of claims becomes effective.
The following table reflects compensation payable to each of our named executive officers upon a change in control or various employment termination events. The amounts shown below assume that (i) the named executive officer experienced a qualifying termination effective as of December 31, 2022 or (ii) a change in control of our company occurred and the named executive officer experienced a qualifying termination on December 31, 2022.

Name	Benefit	Termination For Any Reason Outside of a Change in Control	Termination For Any Reason Within 18 Months Following a Change in Control
Joseph K. Belanoff, M.D.	Base Salary	$900,000	$900,000
	Accelerated Vesting of Stock Options and Restricted Stock	—	1,577,342	(1)
	Health Insurance Benefit	22,696	22,696
	Total	$922,696	$2,500,038
Hazel Hunt, Ph.D.	Base Salary	$575,000	$575,000
	Accelerated Vesting of Stock Options and Restricted Stock	—	687,100	(1)
	Health Insurance Benefit	3,072	3,072
	Total	$578,072	$1,265,172
Sean Maduck	Base Salary	$575,000	$575,000
	Accelerated Vesting of Stock Options and Restricted Stock	—	822,934	(1)
	Health Insurance Benefit	32,547	32,547
	Total	$607,547	$1,430,481
Atabak Mokari	Base Salary	$495,000	$495,000
	Accelerated Vesting of Stock Options and Restricted Stock	—	99,231	(1)
	Health Benefit	307	307
	Total	$495,307	$594,538
Charles Robb	Base Salary	$630,000	$630,000
	Accelerated Vesting of Stock Options and Restricted Stock	—	772,290	(1)
	Health Benefit	20,287	20,287
	Total	$650,287	$1,422,577

(1)
For unvested options held by named executive officers as of December 31, 2022, the value ascribed to the accelerated vesting benefit under the Severance and Change in Control Agreements is calculated by multiplying any excess in the closing price for our company’s common stock on the Nasdaq Stock Market as of December 31, 2022, which was $20.31, over the exercise price of the option grant, multiplied by the number of unvested shares subject to the option as of that date and for unvested restricted stock held by named executive officers as of December 31, 2022, the value ascribed to the accelerated vesting benefit under the Severance and Change in Control Agreements is calculated by multiplying $20.31 by the number of unvested shares of restricted stock as of that date.

Risk Assessment of Compensation Programs
Our Compensation Committee and Board have determined that our compensation policies, plans and practices are appropriately balanced and do not create risks that will have a material adverse effect on our company. To make this determination, they reviewed the company’s compensation policies, plans and practices with a focus on compensation program design, payment methodology, relationship to performance and length of performance period, and oversight and controls as compared to the compensation practices that they have seen in similar companies. During the review, the Compensation Committee noted risk mitigating factors inherent in our compensation practices, including the Compensation Committee’s and management’s discretion in approving executive and employee compensation and establishing performance goals for short and long-term compensation plans, the balance between fixed and variable pay and the mix of short and long-term incentives that encourage consistent performance over a sustained period, and these factors aligned the interests of our named executive officers and employees with those of our stockholders.
Pay Ratio Disclosure
The Dodd-Frank Wall Street Reform and Consumer Protection Act and Regulation S-K require us to report the ratio of the median annual compensation of our full- and part-time employees in 2022 (that is, the compensation of the employee whose compensation is in the middle of the group, with as many employees earning more as earning less, not including our Chief Executive Officer (“CEO”)) to the annual total compensation of our CEO.

We identified the employee with median compensation by comparing the W-2 gross income (Box 1) of all full- and part-time employees based in the United States (except our CEO) and Form P60 gross income of all full- and part- time employees based in the United Kingdom who were employed on December 31, 2022. Dr. Hunt’s salary is established in U.S. dollars. Salaries for all other employees based in the United Kingdom are converted from pounds sterling using the exchange rate reported by Xe Currency Exchange on December 31, 2022. We calculated median employee’s compensation using the same methodology as was used to calculate the Named Executive Officers’ compensation for purposes of the 2022 Summary Compensation Table. To permit meaningful comparisons between employees who worked for us less than the entire year and those who worked for us during the entire year, we annualized each permanent employee’s compensation based on the percentage of the year they worked for us. The annual total compensation of our median employee was $276,749 for 2022, including base salary earned for 2022, the grant date fair value of options awarded in 2022 and the bonus paid in February 2023 with respect to 2022 performance.
As disclosed above in the Summary Compensation Table, our CEO’s annual total compensation for 2022 was $7,352,757.
As calculated above, the annual total compensation of our median employee excluding the CEO to that of our CEO is as follows:

Median employee	$276,749
CEO	$7,352,757
Ratio	27:1
Because public companies use different methods to calculate their pay ratios, the ratio we report should not be used as a basis for comparing Corcept to its peers.
Pay versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and certain financial performance of our company.

Year	Summary Compensation Table Total for CEO ($) (1)	Compensation Actually Paid to CEO ($) (2)	Average Summary Compensation Table Total for Non-CEO Named Executive Officers (“NEOs”) ($) (3)	Average Compensation Actually Paid to Non-CEO NEOs ($) (2)(3)	Value of Initial Fixed $100 Investment Based on:		Net Income ($ thousands)	Revenue ($ thousands)
					Total Shareholder Return ($) (4)	Peer Group Total Shareholder Return ($) (4)(5)
2022	$7,352,757	$9,573,427	$2,979,057	$3,906,349	$168	$123	$101,418	$401,858
2021	$10,984,638	$4,250,676	$5,343,525	$2,622,461	$164	$153	$112,512	$365,978
2020	$5,762,102	$13,607,297	$2,735,088	$6,189,352	$216	$121	$106,011	$353,874

(1)	Dr. Belanoff was the CEO and President for each of 2022, 2021 and 2020.
(2)	SEC rules require certain adjustments be made to the Summary Compensation Table totals to determine Compensation Actually Paid as reported in the Pay versus Performance Table. Compensation Actually Paid does not necessarily represent cash and/or equity value transferred to the applicable named executive officer without restriction, but rather is a value calculated under applicable SEC rules. In general, Compensation Actually Paid is calculated as Summary Compensation Table total compensation adjusted to include the fair market value of equity awards as of December 31 of the applicable year or, if earlier, the vesting date (rather than the grant date). Named executive officers do not participate in a defined benefit plan so no adjustment for pension benefits is included in the table below. Similarly, no adjustment is made for dividends as dividends are factored into the fair value of the award.
(3)	The non-CEO named executive officers reflects the following individuals in each year:
2022: Dr. Hunt and Messrs. Mokari, Maduck and Robb
2021: Dr. Hunt and Messrs. Mokari, Maduck and Robb
2020: Dr. Hunt, Dr. Grauer and Messrs. Maduck and Robb
(4)	Total Stockholder Return is determined based on the value of an initial fixed investment of $100 at December 31, 2019.
(5)	The Peer Group referenced for purpose of the Total Stockholder Return comparison consists of the Nasdaq US Benchmark TR Index.

The following table outlines the adjustments made to the compensation earned by our CEO and non-CEO NEOs, as presented in the Summary Compensation Table, to derive the Compensation Actually Paid to our CEO and non-CEO NEOs.

Item and Value Added (Deducted)	2022	2021	2020
For CEO:
Summary Compensation Table Total	$7,352,757	$10,984,638	$5,762,102
- Summary Compensation Table “Option Awards” column value	(5,536,424)	(9,290,888)	(4,237,643)
+ year-end fair value of outstanding and unvested equity awards granted in the fiscal year	4,812,726	4,463,817	6,532,652
+/- change in fair value of outstanding and unvested equity awards granted in prior years	384,719	(2,243,056)	3,713,993
+ vest date fair value of equity awards granted in the covered year	1,539,784	1,337,023	1,036,875
+/- change in fair value of prior-year equity awards vested in the fiscal year	1,019,865	(1,000,858)	799,318
Compensation Actually Paid	$9,573,427	$4,250,676	$13,607,297
For Non-CEO NEOs (Average):
Summary Compensation Table Total	$2,979,057	$5,343,525	$2,735,088
- Summary Compensation Table “Option Awards” column value	(2,100,777)	(4,550,473)	(1,995,790)
- Summary Compensation Table “Stock Awards” column value	(17,699)	—	—
+ year-end fair value of outstanding and unvested equity awards granted in the fiscal year	1,824,946	2,558,473	3,072,071
+/- change in fair value of outstanding and unvested equity awards granted in prior years	183,637	(821,551)	1,680,311
+ vest date fair value of equity awards granted in the covered year	569,394	424,525	462,731
+/- change in fair value of prior-year equity awards vested in the fiscal year	467,791	(332,038)	234,941
Compensation Actually Paid	$3,906,349	$2,622,461	$6,189,352
2022 Most Important Measures to Determine Compensation Actually Paid
As required by Item 402 (v) of Regulation S-K, we have identified the following performance measures as being the most important in linking actual compensation paid to our executives to our performance. We believe short- and long-term shareholder value is best created by expanding our commercial business serving patients with Cushing’s syndrome and developing our proprietary selective cortisol modulators as treatments for diseases with serious medical need. The performance measures we use to evaluate our executives’ performance are operational as described below. For more information refer to the Elements of Executive Compensation of this proxy statement.

Most Important Performance Measures
Revenue
Expand our commercial business serving patients with Cushing’s syndrome and continue to advance relacorilant as a potentially superior successor to Korlym
Advance our proprietary selective cortisol modulators as potential treatments for patients with solid tumors, metabolic disorders and ALS
Advance towards the clinic additional selective cortisol modulators and identify serious disorders for which they might fill an unmet medical need

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of December 31, 2022 with respect to the shares of our common stock that may be issued under our equity compensation plan, the 2012 Incentive Award Plan.

	(a)	(b)	(c)
Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options and Vesting of Restricted Stock (# of shares)	Weighted Average Exercise Price of Outstanding Options ($/share) (1)	Number of Securities Available for Future Issuance Under Equity Compensation Plan (Excluding Securities Reflected in Column(a)) (# of shares)
Equity compensation plan approved by stockholders	23,652,892	$15.13	10,860,885	(2)
Equity compensation plan not approved by stockholders	—	—	—
Total	23,652,892	$15.13	10,860,885

(1)	The weighted average exercise price is calculated based solely on outstanding stock options.
(2)	Represents shares of common stock available for future issuance under our 2012 Incentive Award Plan as of December 31, 2022.
DIRECTOR COMPENSATION
The following table provides compensation information for the one-year period ended December 31, 2022 for each non-employee member of our Board. Dr. Belanoff is not provided additional compensation for his service on our Board.

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)(2)	Total ($)
James N. Wilson	$126,000	$552,986	$678,986
Gregg Alton	$85,000	$245,771	$330,771
G. Leonard Baker, Jr.	$66,000	$245,771	$311,771
Gillian M. Cannon, Ph.D.	$68,500	$245,771	$314,271
David L. Mahoney	$82,500	$245,771	$328,271
Joshua Murray	$62,500	$245,771	$308,271
Kimberly Park	$62,000	$245,771	$307,771
Daniel N. Swisher, Jr.	$60,000	$245,771	$305,771

(1)
Amounts shown do not reflect compensation actually received by the directors or the actual value that may be recognized by the directors with respect to these awards in the future. Instead, the amounts shown represent the grant date fair value of the awards as calculated under FASB ASC Topic 718. The relevant assumptions used to calculate the value of the option awards are set forth in Part IV – Item 15(1) - Financial Statements, Notes to Consolidated Financial Statements, Note 7 – “Preferred Stock and Stockholders’ Equity – Stock-Based Compensation Related to Employee and Director Options” in our Annual Report on Form 10-K for the year ended December 31, 2022.

(2)
As of December 31, 2022, our non-employee directors held options outstanding to purchase the following number of shares: Mr. Wilson: 760,000; Mr. Alton: 130,000; Mr. Baker: 180,000; Dr. Cannon: 100,000, Mr. Mahoney: 270,000; Mr. Murray: 80,000; Ms. Park: 130,000; and Mr. Swisher: 207,500 shares. During 2022, Mr. Wilson, as chairman of the board, was granted an option to purchase 45,000 shares with a grant date fair value of $552,986, Messrs. Alton, Baker, Mahoney, Swisher, Dr. Cannon and Ms. Park were each granted an option to purchase 20,000 shares with a grant date fair value of $245,771. All of these awards vest in equal monthly installments over a one-year period, subject to continued service.

For 2022, non-employee directors received a fee for their services in the amount of $50,000 effective January 1, 2022. In addition, the chair and members of the Audit Committee received fees of $25,000 and $12,500, respectively; the chair and members of the Compensation Committee received fees of $20,000 and $10,000, respectively; and the chair and members of the Corporate Governance & Nominating Committee received fees of $12,000 and $6,000, respectively. The chairman of our Board received a cash retainer of $120,000 as well as $6,000 as a member of the Corporate Governance & Nominating Committee. New directors are granted an option to purchase 60,000 shares of common stock. The initial director options vest with respect to 25 percent of the shares on the first anniversary of the date of the grant and, in 36 equal monthly installments thereafter, subject to the director’s continued service on each monthly vesting date. At each annual meeting of our stockholders, continuing directors are granted an option, which for 2022, covered 20,000 shares of common stock that vests in 12 equal monthly installments from the date of the annual meeting, subject to the director’s continued service on each monthly vesting date. The Board has historically approved option awards for directors serving certain leadership roles. In 2022, the Board granted Mr. Wilson an option to purchase 45,000 shares of common stock, vesting in 12 monthly installments, for his service as Chairman of the Board, subject to his continued service on each monthly vesting date.
We have entered into a Severance and Change in Control Agreement with Mr. Wilson. The agreement with Mr. Wilson provides that if his employment or service on the Board is terminated involuntarily by us without “cause” or by him for “good reason” (as each is defined in the agreement) within 18 months following a change in control, all of his outstanding equity awards shall become fully vested. Mr. Wilson will only receive vesting acceleration under this agreement if he signs and does not revoke a separation agreement and release of claims in a form reasonably acceptable to the Company within 60 days following termination of employment.

COMPENSATION COMMITTEE REPORT*
The Compensation Committee of the Board, or Compensation Committee, has furnished this report on executive compensation. None of the members of the Compensation Committee is currently our officer or employee and all are “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. The Compensation Committee is responsible for designing, recommending to the Board for approval and evaluating our compensation plans, policies and programs and reviewing and approving the compensation of the Chief Executive Officer and other officers and directors.
This report, filed in accordance with Item 407(e)(5) of Regulation S-K, should be read in conjunction with the other information relating to executive compensation, which is contained elsewhere in this proxy statement and is not repeated here.
In this context, the Compensation Committee hereby reports as follows:
•The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K contained herein with management; and
•Based on such review and discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2022.

Compensation Committee

David L. Mahoney, Chairman
Gregg Alton
G. Leonard Baker, Jr.
Daniel N. Swisher, Jr.

*	The material in this report is not soliciting material, and is not deemed filed with the SEC.

REPORT OF THE AUDIT COMMITTEE*
Under the guidance of a written charter adopted by the Board, the purpose of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and audits of its financial statements. The responsibilities of the Audit Committee include appointing and providing for the compensation of the Company’s independent registered public accounting firm. Each of the members of the Audit Committee meets the independence requirements of Nasdaq and the SEC.
Management has primary responsibility for the system of internal controls and the financial reporting process. The independent registered public accounting firm has the responsibility to express an opinion on the financial statements and internal control over financial reporting based on an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB).
In this context and in connection with the audited financial statements contained in the Company’s Annual Report on Form 10-K, the Audit Committee:
•reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2022 with the Company’s management and Ernst & Young LLP, the Company’s independent registered public accounting firm;
•discussed with Ernst & Young LLP the matters required to be discussed by Auditing Standard No. 1301 “Communications with Audit Committees” as adopted by the PCAOB;
•received the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the PCAOB regarding Ernst & Young LLP’s communications with the Audit Committee concerning independence and discussed with Ernst & Young LLP their independence;
•considered and discussed whether the non-audit services, if any, performed by Ernst & Young LLP are compatible with maintaining their independence;
•reviewed and discussed the reports of management and Ernst & Young LLP on their assessments of the effectiveness of the Company’s internal control over financial reporting as of the end of the most recent fiscal year;
•reviewed the disclosures regarding the Company’s system of internal controls required to be contained in the Company’s Form 10-K;
•based on the foregoing reviews and discussions, recommended to the Board that the audited financial statements and management’s report on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2022 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the Securities and Exchange Commission; and
•instructed Ernst & Young LLP that the Audit Committee expects to be advised if there are any subjects that require special attention.
The Audit Committee has also recommended in Proposal 2 in this Proxy Statement the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

Audit Committee

Gregg Alton, Chairman
Gillian M. Cannon, Ph.D.
David L. Mahoney
Joshua M. Murray

*	The material in this report is not soliciting material, and is not deemed filed with the SEC.

FEES OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Audit Fees
Fees for audit services totaled approximately $1,819,500 and $1,933,000 in 2022 and 2021, respectively, including fees for professional services provided by Ernst & Young LLP, our independent registered public accounting firm, in connection with the integrated annual audit of our financial statements and internal control over financial reporting in 2022 and 2021, respectively, review of our quarterly financial statements included in Quarterly Reports on Forms 10-Q, consultations on matters addressed during the audit and services provided in connection with other statutory or regulatory filings, including consents.
Audit-Related Fees, Tax Fees, and All Other Fees
Fees for tax advisory services from our independent registered public accounting firm totaled approximately $131,400 and $103,600 in 2022 and 2021, respectively.
We did not incur audit-related fees for assurance and related services, or for any other products or services, from our independent registered public accounting firm in 2022 and 2021.
Pre-approval of audit-related and non-audit services
Our Audit Committee has adopted a policy and procedures for the pre-approval of audit and permissible non-audit services rendered by our independent registered public accounting firm, Ernst & Young LLP. Under this policy, our Audit Committee must pre-approve all audit and non-audit services performed by the Company’s independent auditor in order to ensure that the provision of such services does not impair the auditor’s independence. The policy permits the engagement of the independent registered public accounting firm for services that are approved by our Audit Committee in defined categories such as audit services, audit-related services and tax services. Pre-approval may be given as part of our Audit Committee’s annual review and approval of the scope and estimated cost of non-audit services that may be provided by the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The Audit Committee has also delegated to the Chair of the Audit Committee the authority to pre-approve audit and non-audit services not prohibited by law to be performed by our independent registered public accounting firm and associated fees, provided that the Chair shall report any decision to pre-approve such audit or non-audit services and fees to the full Audit Committee at its next regular meeting. Our Audit Committee receives periodic reports on the scope of services provided and expected to be provided in the future by the independent registered public accounting firm.
Consistent with this policy, in 2022 and 2021 all audit and non-audit services (including audit-related fees, tax fees and all other fees) performed by our independent registered public accounting firm, Ernst & Young LLP, were pre-approved by the Audit Committee.

PROPOSALS TO BE ACTED UPON AT THE 2023 ANNUAL MEETING
PROPOSAL NO. 1
ELECTION OF DIRECTORS
At the 2023 Annual Meeting, the stockholders will vote on the election of nine directors, each to serve until the annual meeting of stockholders in 2024 and until their successors are duly elected and qualified. The Corporate Governance and Nominating Committee has recommended, and the Board has unanimously nominated, James N. Wilson, Gregg Alton, G. Leonard Baker, Jr., Joseph K. Belanoff, M.D., Gillian M. Cannon, Ph.D., David L. Mahoney, Joshua M. Murray, Kimberly Park and Daniel N. Swisher, Jr. for election to the Board. The nominees have indicated that they are willing and able to serve as directors. If any nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as shall be designated by the Board. Directors will be elected by a plurality of the votes cast, in person or by proxy, or by remote communication, if applicable, at the 2023 Annual Meeting, assuming a quorum is present. Stockholders do not have cumulative voting rights in the election of directors.
Recommendation of the Board
The Board of Directors unanimously recommends a vote “FOR” the election of each of the nominees as listed above.
Unless otherwise instructed, it is the intention of the persons named in the accompanying proxy card to vote shares represented by properly executed proxy cards for the election of the nominees as listed above.
PROPOSAL NO. 2
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
At the 2023 Annual Meeting, the stockholders will be asked to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. Representatives of Ernst & Young LLP are expected to attend the 2023 Annual Meeting and have the opportunity to make statements and respond to appropriate questions.
Recommendation of the Board
The Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.
PROPOSAL NO. 3
ADVISORY VOTE TO APPROVE THE COMPENSATION OF NAMED EXECUTIVE OFFICERS
We intend for our executive compensation program to attract and retain talented, entrepreneurial and creative executives who will successfully manage our commercial and development programs. The Compensation Committee and the Board believe that our compensation policies and procedures are effective in advancing our goals and furthering the interests of our stockholders.
Stockholders should read the Executive Compensation section of this proxy statement, including the Compensation Discussion and Analysis, which discusses our compensation policies and procedures, and the 2022 compensation for our named executive officers.
In accordance with Section 14A of the Securities Exchange Act, this proxy statement includes a non-binding advisory stockholder vote to approve the compensation of our named executive officers. We ask you to approve, on a non-binding advisory basis, the compensation of our named executive officers listed in the 2022 Summary Compensation Table in the Executive Compensation section, including Compensation Discussion and Analysis, the compensation tables and the accompanying narrative discussion.
Stockholders may vote “for,” “against” or “abstain” on the following non-binding advisory resolution:
“RESOLVED, that the stockholders of the Company approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative discussion in this proxy statement.”

Although the advisory vote is non-binding, the Compensation Committee and the Board will carefully consider the results and take them into account when determining our executive compensation programs. The Board recommends that you indicate your support for our compensation policies. Unless our Board changes its policy with respect to the frequency of stockholder votes on executive compensation, we expect to hold our next such vote at the 2026 Annual Meeting of Stockholders.
Recommendation of the Board
The Board of Directors unanimously recommends that stockholders vote, on an advisory basis, FOR the approval of the compensation of the named executive officers as described in the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative discussion in this proxy statement.
PROPOSAL NO. 4
ADVISORY VOTE ON THE FREQUENCY OF THE VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS
In accordance with Section 14A of the Securities Exchange Act, we are including in this proxy statement a separate stockholder vote on how frequently the advisory vote described under Proposal No. 3 — the “Advisory Vote to Approve the Compensation of Named Executive Officers”, or the “say on pay” advisory vote, should occur, which is referred to herein as the “frequency advisory vote”. We are providing stockholders the option of selecting a frequency of one, two or three years, or abstaining. As with the say on pay advisory vote, the vote described in this Proposal No. 4 is non-binding.
The Board has determined that providing stockholders with the say on pay advisory vote once every three years will be the most effective means for conducting and responding to the say on pay advisory vote based on a number of considerations, including the following:
•Our compensation program is designed to induce and reward performance over a multi-year period;
•A three-year cycle will provide investors sufficient time to evaluate the effectiveness of our short- and long-term compensation strategies and the related business outcome of the Company;
•A three-year vote cycle gives the Board and the Compensation Committee sufficient time to thoughtfully respond to stockholders’ sentiments and to implement any necessary changes to our executive compensation policies and procedures; and
•The Board will continue to engage with our stockholders on executive compensation during the period between stockholder votes. As discussed under “Communications with Directors,” the Company provides stockholders an opportunity to communicate with the Board, including on issues of executive compensation.
Based on the factors discussed, the Board has determined to recommend that future say on pay advisory votes occur every three years until the next frequency advisory vote. Stockholders are not being asked to approve or disapprove the Board’s recommendation, but rather to indicate their choice among the following frequency options: one year, two years or three years, or to abstain from voting.
While the Board has determined that providing stockholders with the say on pay advisory vote once every three years is advisable, and therefore recommends that you approve a triennial vote, the Compensation Committee and the Board will consider our stockholders’ concerns and take them into account in determining how frequently the say on pay advisory vote occurs.
Recommendation of the Board
The Board of Directors unanimously recommends that stockholders select, on an advisory basis, every “three years” on the proposal recommending the frequency of the say on pay advisory vote.

PROPOSAL NO. 5
APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO REFLECT DELAWARE LAW PROVISIONS ALLOWING OFFICER EXCULPATION
On August 1, 2022, Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) was amended to permit a Delaware corporation to include in its certificate of incorporation a provision to eliminate or limit the monetary liability of certain corporate officers for breach of the duty of care.
The Board has determined and declared that it is advisable and in the best interests of the Company and its stockholders to amend the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), to (i) eliminate the monetary liability of certain of the Company’s officers for breach of the duty of care, to the extent permitted under Section 102(b)(7) of the DGCL (the “Officer Exculpation”), and (ii) integrate the provisions of the Certificate of Incorporation (the “Restated Charter”).
Reasons for Approving the Amendment to the Certificate of Incorporation
The Nominating and Corporate Governance Committee believes that there is a need for directors and officers to remain free of the risk of financial ruin as a result of an unintentional misstep. Further, the Nominating and Corporate Governance Committee noted that the proposed provision would not negatively impact stockholder rights. Therefore, taking into account the narrow class and type of claims for which officers’ liability would be exculpated, and the benefits the Nominating and Corporate Governance Committee believes would accrue to us and our stockholders in the form of an enhanced ability to attract and retain talented officers, the Nominating and Corporate Governance Committee recommended to the Board of Directors an amendment to our Certificate of Incorporation to provide such exculpation to the extent permitted by Delaware law.
Based on this recommendation, the Board of Directors determined that it is in the best interests of the Company and our stockholders to amend our Certificate of Incorporation as described herein.
The Amended and Restated Certificate of Incorporation, in the form attached hereto as Exhibit A (the “Restated Charter”), be, and it hereby is, authorized and approved in all respects, subject to the approval of the Restated Charter by the stockholders of the Company.
Subject to the requisite approval of the Restated Charter by the stockholders of the Company, the officers of the Company be, and each of them hereby is, authorized and directed, in the name and on behalf of the Company, to (i) execute the Restated Charter, with such changes thereto as may be required by the Secretary of State of the State of Delaware in connection with the filing thereof (but without changing the terms of the Officer Exculpation), with such officer’s execution thereof to be evidence of approval by the Board of such changes, (ii) file in the office of the Secretary of State of the State of Delaware the Restated Charter pursuant to the DGCL and all such other related documents, instruments, agreements and certificates, (iii) take or cause to be taken such further actions, and (iv) incur and pay or cause to be paid, on behalf of the Company, all fees and expenses, as any such officer of the Company shall deem necessary, appropriate or advisable, in order to carry out fully the intent and purposes of the foregoing recitals and resolutions, including, without limitation, to cause the Restated Charter to be given effect.
The Board hereby reserves the right to abandon the Officer Exculpation and the filing of the Restated Charter with the office of the Secretary of State of the State of Delaware, even if approved by the stockholders of the Company, if the Board, in its discretion, determines, prior to filing the Restated Charter with the Secretary of State of the State of Delaware, that the Restated Charter and the Officer Exculpation are no longer in the best interests of the Company or its stockholders.
Any actions taken by the officers of the Company prior to the adoption of these resolutions, which actions would have been within the authority conferred hereby had these resolutions predated such actions, are hereby adopted, authorized, ratified, approved and confirmed in all respects.
Recommendation of the Board
The Board of Directors unanimously recommends a vote “FOR” the amendment and restatement of our Amended and Restated Certificate of Incorporation to reflect Delaware law provisions allowing officer exculpation.

OTHER MATTERS
As of the time of preparation of this proxy statement, neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Annual Meeting and this proxy statement. If any other business should properly come before the meeting, or any adjournment or postponement thereof, the persons named in the proxy will vote on such matters according to their discretion.

STOCKHOLDER PROPOSALS FOR THE 2024 ANNUAL MEETING
Pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals for inclusion in the proxy statement of the Board of Directors for the 2024 Annual Meeting of Stockholders must be received by us at 149 Commonwealth Drive, Menlo Park, California 94025, on or before December 19, 2023 and must otherwise comply with Rule 14a-8 under the Exchange Act. If the date of the 2024 Annual Meeting of Stockholders is changed by more than 30 days from the anniversary date of our 2023 Annual Meeting of Stockholders, the deadline pursuant to Rule 14a-8 under the Exchange Act will instead be a reasonable time before we begin to print and send our proxy materials. If we are not notified by the deadline under Rule 14a-8 under the Exchange Act of a proposal to be brought before the 2024 Annual Meeting of Stockholders, then proxies held by management may provide the discretion to vote against such proposal even though it is not discussed in the proxy statement.
Our Amended and Restated Bylaws provide that advance notice of a stockholder’s proposal to be brought before the 2024 Annual Meeting of Stockholders, including director nominations, must be delivered to the Secretary of our company at our principal executive offices not earlier than 120 days (December 19, 2023) and not later than 90 days (January 18, 2024) prior to the anniversary of the mailing date of the proxy materials for the previous year’s annual meeting. Our Amended and Restated Bylaws provide that in the event that the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the anniversary date of the preceding year’s annual meeting, this advance notice must be received by the close of business on the later of (i) the 120th day prior to such annual meeting or (ii) the 10th day following the day on which the first public announcement of the date of such meeting. In addition, pursuant to Rule 14a-19 (“Rule 14a-19”), notices of a solicitation of proxies in support of director nominees other than our own nominees must be postmarked or electronically submitted no later than March 20, 2024, and each nomination must comply with the SEC regulations under Rule 14a-19, which requires, among other things, that such notice include a statement that such person intends to solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors. If, however, the date of the 2024 Annual Meeting of Stockholders is more than 30 days before or after May 19, 2024, then the Rule 14a-19 deadline shall be the later of 60 calendar days prior to the date of the 2024 Annual Meeting of Stockholders or the 10th calendar day following the day on which we first make a public announcement of the date of our 2024 Annual Meeting of Stockholders. A nomination that does not comply with the requirements set forth in the Certificate of Incorporation and the Bylaws will not be considered for presentation at the Annual Meeting. We intend to file a proxy statement and white proxy card with the SEC in connection with our solicitation of proxies for our 2024 Annual Meeting of Stockholders.
Each stockholder’s notice must contain the following information as to each matter the stockholder proposes to bring before the annual meeting: (a) a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting and any material interest in such business of each Proposing Person (as defined in the Company’s Amended and Restated Bylaws), (b) the text of the proposal or business (including the text of any resolutions proposed for consideration), (c) a reasonably detailed description of all agreements, arrangements and understandings (i) between or among any of the Proposing Persons or (ii) between or among any Proposing Person and any other record or beneficial holder(s) or persons(s) who have a right to acquire beneficial ownership at any time in the future of the shares of any class or series of the Corporation (including their names) in connection with the proposal of such business by such stockholder, and (d) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act. A copy of the full text of the provisions of our Amended and Restated Bylaws dealing with stockholder nominations and proposals is available to stockholders from our Secretary upon written request.

AVAILABLE INFORMATION
We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file reports, proxy statements and other information with the U.S. Securities and Exchange Commission. Reports, proxy statements and other information filed by us are available on the U.S. Securities and Exchange Commission’s website at www.sec.gov.
We will provide without charge to each person to whom a copy of the proxy statement is delivered, upon the written or oral request of any such persons, additional copies of our Annual Report on Form 10-K for the year ended December 31, 2022 or the 2023 proxy materials. Requests for such copies should be made by written request to Corcept Therapeutics Incorporated, 149 Commonwealth Drive, Menlo Park, California 94025, Attention: Secretary, or by oral request by calling (650) 327-3270.

By Order of the Board of Directors,

/s/ Charles Robb
Charles Robb
Chief Business Officer and Secretary
Menlo Park, California
April 4, 2023
YOUR VOTE IS IMPORTANT!
WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE YOUR SHARES BY INTERNET, BY TELEPHONE OR BY COMPLETING, SIGNING, DATING AND MAILING PROMPTLY THE ACCOMPANYING PROXY CARD IN THE ENCLOSED RETURN ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. THIS WILL ENSURE THE PRESENCE OF A QUORUM AT THE MEETING. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON EVEN IF YOU HAVE PREVIOUSLY SENT IN YOUR PROXY CARD. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.
APPENDIX A
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
CORCEPT THERAPEUTICS INCORPORATED
Corcept Therapeutics Incorporated, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:
a. The name of the Corporation is Corcept Therapeutics Incorporated. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 13, 1998, and a Certificate of Designations, Preferences and Rights of Series A Preferred Stock was filed with the Secretary of State of the State of Delaware on May 26, 1999.
b. This Amended and Restated Certificate of Incorporation amends, restates, and integrates the provisions of the Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on May 7, 2001, as amended by the Certificate of Amendment of Amended and Restated Certificate of Incorporation filed with the Secretary of State of the State of Delaware on December 18, 2002.
c. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), and has been duly approved by the written consent of the stockholders of the Corporation in accordance with Section 228 of the DGCL.
d. The text of the Certificate of Incorporation of this Corporation is hereby amended and restated to read in its entirety as follows:

FIRST
The name of the Corporation is Corcept Therapeutics Incorporated.
SECOND
The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Corporation Trust Center, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.
THIRD
The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.
FOURTH:
A.The total number of shares of all classes of stock which the Corporation shall have authority to issue is Two Hundred Ninety Million (290,000,000), consisting of Two Hundred Eighty Million (280,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”), and Ten Million (10,000,000) shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).
B.The board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.
C.Each outstanding share of Common Stock shall entitle the holder thereof to one vote on each matter properly submitted to the stockholders of the Corporation for their vote; provided, however, that, except as otherwise required by law, holders of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon by law or pursuant to this Certificate of Incorporation (including any Certificate of Designations relating to any series of Preferred Stock).
FIFTH:
The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
A.The business and affairs of the Corporation shall be managed by or under the direction of the board of directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.
B.The directors of the Corporation need not be elected by written ballot unless the bylaws so provide.
C.Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.
D.Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board or the President or by the board of directors acting pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

SIXTH:
A.Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the Whole Board. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the succeeding annual meeting of stockholders after their election, with each director to hold office until his or her successor shall have been duly elected and qualified.
B.Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise required by law or by resolution of the board of directors, be filled only by a majority vote of the directors then in office, though less than a quorum (and not by stockholders), and directors so chosen shall serve for a term expiring at the next annual meeting of stockholders or until such director’s successor shall have been duly elected and qualified. No decrease in the authorized number of directors shall shorten the term of any incumbent director.
C.Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the bylaws of the Corporation.
SEVENTH:
The board of directors is expressly empowered to adopt, amend or repeal the bylaws of the Corporation. Any adoption, amendment or repeal of the bylaws of the Corporation by the board of directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least Sixty Six and Two Thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the bylaws of the Corporation.
EIGHTH:
A director or officer of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) with respect to a director, under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director or officer derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.
Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing at the time of such repeal or modification.
NINTH
The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation.
IN WITNESS WHEREOF, Corcept Therapeutics Incorporated. has caused this Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer of the Corporation on this _____ day of __________, 2023.
By:_______________________
Name: G. Charles Robb
Chief Business Officer

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLYTHIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V04991-P89791 BROADRIDGE CORPORATE ISSUER SOLUTIONS C/O CORCEPT THERAPEUTICS INCORPORATED 149 COMMONWEALTH DRIVE MENLO PARK, CA 94025 ! ! ! For All Withhold All For All Except To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. Nominees: 01) Gregg Alton 02) G. Leonard Baker, Jr. 03) Joseph K. Belanoff, M.D. 04) Gillian M. Cannon, Ph.D. 05) David L. Mahoney 06) Joshua M. Murray 07) Kimberly Park 08) Daniel N. Swisher, Jr. 09) James N. Wilson 1. Election of Directors CORCEPT THERAPEUTICS INCORPORATED The Board of Directors recommends you vote FOR the following: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. ! !! ! !!2. Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending December 31, 2023. 4. To conduct a non-binding advisory vote on the frequency of future advisory votes by the stockholders to approve the compensation of the Company's named executive officers. 3. To approve, on an advisory basis, the compensation of the Company's named executive officers as disclosed in the accompanying proxy statement. 5. Approval of the amendment and restatement of the Company’s Amended and Restated Certificate of Incorporation to reflect Delaware law provisions allowing officer exculpation. The Board of Directors recommends you vote FOR the following proposal: The Board of Directors recommends you vote THREE YEARS for the following proposal: The Board of Directors recommends you vote FOR the following proposal: The Board of Directors recommends you vote FOR the following proposal: ! !! NOTE: Such other business as may properly come before the meeting or any adjournment thereof. For Against Abstain For Against Abstain For Against Abstain ! !!! 3 Years 1 Year2 Years Abstain VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTEw

V04992-P89791 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement, Annual Report on Form 10-K are available at www.proxyvote.com. CORCEPT THERAPEUTICS INCORPORATED THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF SHAREHOLDERS MAY 19, 2023 The shareholders hereby appoint Joseph K. Belanoff, M.D., Charles Robb and James N. Wilson, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Corcept Therapeutics Incorporated that the shareholders are entitled to vote at the Annual Meeting of Shareholders to be held at 7:30 a.m., Pacific Time on Friday, May 19, 2023, at 149 Commonwealth Drive, Menlo Park, California 94025, and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDERS. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL 1, THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, FOR PROPOSAL 2, FOR PROPOSAL 3, FOR "THREE YEARS" FOR PROPOSAL 4 AND FOR PROPOSAL 5. IN THEIR DISCRETION, THE NAMED PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING. ALL PROXIES PREVIOUSLY GIVEN BY THE UNDERSIGNED ARE HEREBY REVOKED. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE CONTINUED AND TO BE SIGNED ON REVERSE SIDE